          1940 Act File No. 811-22217
As filed on August 6, 2009

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
AMENDMENT NO. 2	☒

______________

FEDERATED CORE TRUST III

(Exact Name of Registrant as Specified in Charter)

Federated Investors Funds

5800 Corporate Drive
Pittsburgh, Pennsylvania 15237-7000
(Address of Principal Executive Offices)

(412) 288-1900
(Registrant's Telephone Number)

John W. McGonigle, Esquire

Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3779
(Name and Address of Agent for Service)
(Notices should be sent to the Agent for Service)

offering memoranduM

FEDERATED CORE TRUST III

FEDERATED PROJECT AND TRADE FINANCE CORE FUND

Prospective Investor ____________________	Copy # ____________________

CONFIDENTIAL PRIVATE OFFERING MEMORANDUM

August 6, 2009

The securities described herein are offered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (“1933 Act”), and have not been registered with or approved or disapproved by the SEC or any other regulatory authority of any jurisdiction, nor has the Securities and Exchange Commission (“SEC”) passed upon the accuracy or adequacy of this Confidential Private Offering Memorandum. Any representation to the contrary is a criminal offense.

Federated Project and Trade Finance Core Fund (the “Fund”) is NOT a mutual fund. The Fund operates as an open-end extended payment fund. Shareholders of the Fund will have a restricted ability to redeem shares of the Fund (“Shares”). When a redeeming shareholder presents Shares to the transfer agent in proper order for redemption, the Fund has up to thirty-one (31) days to make payment to the redeeming shareholder. The price of the redeemed Shares will be determined as of the closing net asset value (“NAV”) of the Fund twenty-four (24) days after receipt of a shareholder redemption request or if such date is a weekend or holiday, on the preceding business day (the “Redemption Pricing Date”). Under normal circumstances, the Fund will make payment to the redeeming shareholder one business day after the Redemption Pricing Date (the “Redemption Payment Date”). However, the Fund reserves the right to make payment up to seven (7) days after the Redemption Pricing Date, provided such date does not exceed thirty-one (31) days after the Shares have been presented for redemption in proper order. Shareholders that redeem Shares will incur the risk that the value of their Shares presented for redemption will be worth less on the Redemption Pricing Date than on the date they submitted their redemption request.

Investment Adviser

Federated Investment Management Company (“FIMC” or the “Adviser”)

Investment Sub-Adviser

GML Capital LLP (“GML” or the “Sub-Adviser”)

Placement Agent

Federated Securities Corp.
Federated Investors Tower
1001 Liberty Avenue

Pittsburgh, PA 15222

Do Not Copy or Circulate

FEDERATED CORE TRUST III

FEDERATED PROJECT AND TRADE FINANCE CORE FUND

CONFIDENTIAL PRIVATE OFFERING MEMORANDUM

August 6, 2009

A Confidential Statement of Additional Information (the “SAI”) with respect to Federated Project and Trade Finance Core Fund (the “Fund”), a portfolio of Federated Core Trust III (the “Trust”) with the same date has been filed with the SEC, and is incorporated herein by reference. A copy of the SAI is available without charge by calling the Fund’s placement agent at 1-800-341-7400.

Shares of the Fund are not deposits or obligations of any bank, are not endorsed or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

Shares of the Fund are being offered for investment only to organizations or entities that are “accredited investors” within the meaning of Regulation D of the 1933 Act and “qualified purchasers” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended (the “1940 Act”).

Investments in the Fund by registered open-end investment companies will be treated as “illiquid” investments under the investing companies’ investment policies. A registered investment company making an investment in the Fund, beyond the limits set forth in Section 12(d)(1)(A) of the 1940 Act, could make such investment in reliance on: Section 12(d)(1)(G) of the 1940 Act and Rule 12d1-2 under the 1940 Act; Section 12(d)(1)(E) of the 1940 Act; or pursuant to Section 12(d)(1)(F) of the 1940 Act and Rule 12d1-3 under the 1940 Act.

Investors will be required to represent that they meet certain financial requirements and that they are familiar with and understand the terms, risks and merits of an investment in the Fund.

No resale of Shares may be made unless the Shares are subsequently registered under the 1933 Act or an exemption from such registration is available.

This Confidential Private Offering Memorandum has been prepared on a confidential basis solely for the information of the recipient and may not be reproduced, provided to others or used for any other purpose.

No person has been authorized to make representations or give any information with respect to the Shares, except the information contained herein or in the Trust’s registration statement filed under the 1940 Act.

The Fund is NOT a mutual fund. The Fund operates as an open-end extended payment fund. Shareholders of the Fund will have a restricted ability to redeem Shares of the Fund.

ii

TABLE OF CONTENTS

INVESTMENT OBJECTIVE, PRINCIPAL INVESTMENT STRATEGIES, PRINCIPAL SECURITIES AND INVESTMENT RISKS	2
Investment Objective	2
Principal Investment Strategies	2
Principal Securities	5
Investment Risk	11
MANAGEMENT ORGANIZATION AND CAPITAL STRUCTURE	19
Board of Trustees	19
The Adviser	19
The Sub-Adviser	20
Additional Information Regarding Portfolio Managers	22
SHAREHOLDER INFORMATION	22
Pricing of Fund Shares	22
Frequent Trading Policies	23
Portfolio Holdings Information	23
Purchase of Fund Shares	23
Redemption of Fund Shares	24
Extended Payment Process for Redeemed Shares	24
Redemption In-Kind	25
Confirmation and Account Statements	25
Share Certificates	25
Dividends and Distributions	25
Tax Consequences	26
DISTRIBUTION ARRANGEMENTS	26
LEGAL PROCEEDINGS	26
ADDITIONAL INFORMATION	27

FEDERATED PROJECT AND TRADE FINANCE CORE FUND

A Portfolio of Federated Core Trust III

CONFIDENTIAL PRIVATE OFFERING MEMORANDUM

August 6, 2009

PART A

(Information Required in a Prospectus)

Please read this Confidential Private Offering Memorandum carefully before investing and retain it for future reference. It contains important information about the Federated Project and Trade Finance Core Fund (the “Fund”) that investors should know before investing.

A copy of a Subscription Agreement and Investor Questionnaire for use in subscribing to purchase shares (the “Shares”) accompanies delivery of this Confidential Private Offering Memorandum. In order to purchase Shares, a prospective investor must satisfactorily complete, execute and deliver the Subscription Agreement and Investor Questionnaire to the Fund’s placement agent.

Items 1, 2, 3 and 8 of Part A are omitted pursuant to Item B(2)(b) of the General Instructions to Form N-1A.

The Fund is NOT a mutual fund. The Fund operates as an open-end extended payment fund. Shareholders of the Fund will have a restricted ability to redeem Shares of the Fund. When a redeeming shareholder presents Shares to the transfer agent in proper order for redemption the Fund has up to thirty-one (31) days to make payment to the redeeming shareholder. The price of the redeemed Shares will be determined as of the closing net asset value (the “net asset value” or “NAV”) of the Fund twenty-four (24) days after receipt of a shareholder redemption request or if such date is a weekend or holiday, on the preceding business day (“Redemption Pricing Date”). Under normal circumstances, the Fund will make payment to the redeeming shareholder one business day after the Redemption Pricing Date (the “Redemption Payment Date”). However, the Fund reserves the right to make payment up to seven (7) days after the Redemption Pricing Date, provided such date does not exceed thirty-one (31) days after the Shares have been presented for redemption in proper order. Shareholders that redeem Shares will incur the risk that the value of their Shares presented for redemption will be worth less on the Redemption Pricing Date than on the date they submitted their redemption request.

Investment Objective, Principal Investment Strategies, Principal Securities and Investment Risks

INVESTMENT OBJECTIVE

The investment objective of the Fund is to provide total return. The Fund pursues its investment objective primarily by investing in floating-rate trade finance related securities (and other floating and fixed-income securities) that generate interest income. While there is no assurance that the Fund will achieve its investment objective it endeavors to do so by following the strategies and policies described in this Confidential Private Offering Memorandum.

The Fund will seek to invest primarily in trade finance, structured trade, export finance and project finance or related assets of companies or other entities (including sovereign entities) located primarily in or having exposure to global emerging markets (“trade finance related securities”). The Fund is non-diversified. Compared to diversified mutual funds, it may invest a higher percentage of its assets among fewer issuers of portfolio securities. This increases the Fund’s risk by magnifying the impact (positively or negatively) that any one issuer has on the Fund’s Share price and performance.

PRINCIPAL INVESTMENT STRATEGIES

Trade finance is a long established form of commercial financing that involves providing producers, traders, distributors and end users with short and medium term loans or other forms of debt obligation. Trade finance is a major loan asset class for many of the world’s commercial banks as trade finance is an important source of funding in emerging markets. Trade finance is typically used to finance critical commodity imports such as soft commodities (e.g. rice, wheat and soy beans) required to feed the population and oil, coal, ferrous and non-ferrous metals which provide inputs for the functioning of an evolving economy. For emerging economies that are exporters of commodities, payments made in advance and prior to export sale (“pre export finance”) provide a way for banks and other lenders to lend to local producers against future earnings. Trade finance also seeks to finance the industrialization of these economies in the form of project-finance and project-related finance lending. This lending activity is supported by commercial banks, export credit agencies as well as multilateral agencies. Imports that are financed will include production inputs, inventory and plant and equipment. Many transactions of this type facilitate import substitution or provide future enhancement of export generation.

The Sub-Adviser believes that trade finance is a risk mitigated asset class and historically while trade finance is not immune from default arising from credit or sovereign risk factors, during these periods of financial stress, treatment of trade finance creditors typically has been preferential either formally or informally as a result of:

•	The underlying use or purpose of funds (critical imports or key exports, governmental economic priorities, etc.);
•	The types of transactional security (export contracts, escrow accounts, inventory, fixed assets, etc.); and

•	The recognition of the economic benefit that is derived from trade generally.

During sovereign and corporate restructurings, trade finance related securities can achieve differentiated treatment in a default and then recovery situation compared to other forms of debt.

The Fund’s investments are expected to consist primarily of loans, or similar instruments used to finance international trade and related infrastructure projects. These are expected to include, but not be limited to, facilities for pre-export finance, process and commodities finance, receivables financing, letters of credit and other documentary credits, promissory notes, bills of exchange and other negotiable instruments. The Fund may engage in such investments by way of purchase, assignment, participation, guarantee, insurance, derivative or any other appropriate financial instrument. The Fund may also take positions in traditional assets including bonds, equities, and foreign exchange instruments, as well as derivatives for the purpose of hedging and investment. The instruments in which the Fund invests may be guaranteed by the U.S. government. Under normal circumstances, the Fund will invest at least 80% of its total assets in trade finance related securities. Up to 20% of the Fund’s assets may be invested in other types of fixed-income securities and money market instruments. It is the Adviser and Sub-Adviser’s intent to focus the Fund’s investments in trade finance related securities.

The Fund’s policy of investing at least 80% of its total assets in trade finance related securities may only be changed upon sixty (60) days notice to shareholders.

At least 85% of the Fund’s total assets will be invested so that in the Sub-Adviser’s opinion either (i) such securities can be sold or disposed of in the ordinary course of business at approximately the price used in computing the Fund’s net asset value, in a period of time equal to the period of time available to the Fund for paying redemption proceeds, or (ii) a sufficient amount of securities will mature before the next Redemption Payment Date. This policy is fundamental and may only be changed by a vote of shareholders.

In managing the Fund, the Sub-Adviser utilizes a five part decision making process (as monitored by the Adviser on a regular basis):

1.   Identify Securities that meet the Fund’s Investment Selection Criteria. These are expected to include trade finance related securities and other floating-rate and fixed income securities which are principally obligations of emerging-market domiciled issuers.

2.   Security Screening: Mitigating Macro Risks. Screen the securities for transactions whose structure, in the Sub-Adviser’s opinion mitigates the following macro risks to an acceptable level for the Fund: (i) industry risk, seeking to create and maintain a portfolio with industry diversification; (ii) geographical risk, seeking to diversify on the basis of underlying country and regional exposure; (iii) interest rate risk, seeking to maintain consistency between the relative value and return objectives of the Fund; (iv) commodity price risk, seeking to hedge against commodity price fluctuations; and (v) exchange rate risk, seeking to minimize exchange rate volatility.

3.   Security Screening: Mitigating Credit Risks. Screen the securities for transactions whose structure, in the Sub-Adviser’s opinion mitigates credit risks to an acceptable level for the Fund.

4. Detailed Credit and Document Review. The Sub-Adviser will conduct a detailed review of the creditworthiness of each issuer or borrower of each trade finance related security, including analyzing such issuer’s or borrower’s financial statements, financial ratios and industry peer group , among other credit-analysis tools. The Sub-Adviser will also seek to assess the enforceability and effectiveness of facility and security documentation.

5.  Relative Value Analysis. The Sub-Adviser will undertake a relative value analysis of the proposed investment by comparing each security’s yield spread to yield spreads of comparable corporate issues, countries, credit rating-tranches and non-risk mitigated securities.

The Fund may also use derivative contracts and/or hybrid instruments to implement elements of its investment strategy. For example, the Fund may use derivative contracts and/or hybrid instruments to increase or decrease the allocation of the portfolio to securities, currencies or types of securities in which the Fund may invest directly. The Fund may also, for example, use derivative contracts to:

•	Increase or decrease the effective duration of the Fund’s existing security positions or overall portfolio;

•	Obtain premiums from the sale of derivative contracts only on existing securities;

•	Realize gains from trading a derivative contract only on existing securities;

•	Hedge against potential losses on existing security positions; and/or

•	Hedge risk components on existing security positions by way of proxy or sovereign risk hedging.

There can be no assurance that the Fund’s use of derivative contracts or hybrid instruments will work as intended.

Temporary Defensive Investments, INFLOWS and redemptions

The Fund may temporarily depart from its principal investment strategies by investing its assets in cash and shorter-term debt securities and similar obligations. It may do this to minimize potential losses. This may cause the Fund to give up greater investment returns to maintain the safety of principal, that is, the original amount invested by shareholders or the net asset value of the Fund prior to any such decision to invest in such instruments. The Fund may for other reasons such as dealing with large cash inflows or redemptions be temporarily unable to meet its 80% minimum requirement to invest in trade finance related securities. For the purposes of this paragraph, “cash” and shorter term debt securities and similar obligations are defined to include (a) cash balances standing to the credit of bank accounts with licensed financial institutions and/or (b) government securities either issued by, guaranteed by or supported by either the USA or European governments and/or (c) money market funds managed by the Adviser and rated AAAm/Aaa by Standard & Poor’s/Moody’s.

PRINCIPAL SECURITIES

Trade Finance Related Securities

The Adviser and Sub-Adviser will attempt to identify opportunities and invest the Fund’s assets in trade finance related securities. Specifically these securities will consist of trade finance, structured trade finance, project finance or export finance transactions where there is a flow of goods or services (typically of a cross-border nature) and a financing need. These trade finance structures are subject to significant individual variation but typical structures may include but not be limited to the following:

Buyer’s credit. An extension of credit typically made by a bank to a buyer of goods (i.e.: importer) to finance the purchase of goods under a commercial contract of sale.

Contract frustration and trade credit indemnity. An insurance policy issued by an insurer in favor of an insured (typically a supplier or a bank) that provides conditional coverage to the insured against loss incurred as a result of non-payment/non delivery by an obligor involved in a trade transaction.

Cross border leases. Cross border leases, often structured with insignificant residual value.

Export credit agency financing. A loan where an export credit agency act as lender, co-lender or guarantor.

Import finance. An extension of credit made to an importer that finances his imports.

Inventory finance. An extension of credit made to a borrowing entity (be it an importer or exporter) secured against the physical inventory held and owned by that borrower. The inventory may be held in a warehouse.

Letter of Credit (L/C). A written undertaking, or obligation, of a bank made at the request of its customer (usually an importer) to honor or pay an exporter against presentation of trade documents that comply with terms specified in the letter of credit.

Multilateral agency financing. A loan where a multilateral agency acts as either a lender or a co-lender. Such a loan may benefit from preferred creditor status in the event of shortages of foreign exchange that may be experienced by sovereign governments.

Pre-export finance. An extension of credit to an exporter before export of the goods has taken place. This can be secured against the subject goods or sales proceeds, or unsecured.

Pre-payment agreement. An extension of credit to an exporter where the source of pay-back is through the future export of goods. The difference between Pre-export finance and a Pre-payment agreement is that the latter arrangement may involve the buyer of the goods as a contractual party and is in effect a payment for goods in advance of delivery.

Promissory notes, bills of exchange and other forms of negotiable instrument. A written promise to pay issued by (or drawn on) an obligor in favor of a beneficiary.

Receivables. Receivables or flows of receivables created in consideration for the transfer of goods and services.

Supplier Credit. An extension of credit made by a supplier (or exporter) to an importer to finance a purchase of goods. Banks or other lenders may purchase or participate in the credit instrument if the instrument permits transfer.

Trade finance related loans and other loan assignments and participations. The Fund expects primarily to purchase trade finance loans and other loans by assignment, transfer or novation from a participant in the original syndicate of lenders or from subsequent holders of such interests. The Fund may also purchase participations on a primary basis from a mandated lead arranger during the formation of the original syndicate making such loans. Loan participations typically represent direct participations in a loan to a corporate or other borrower, and generally are offered by banks or other financial institutions or on behalf of themselves or the lending syndicate. The Fund may participate in such syndications, or can buy part of a loan, becoming a part lender. When purchasing loan participations, the Fund assumes the credit risk associated with the corporate or other borrower and may assume the credit or counterparty risk associated with an interposed bank or other financial intermediary.

Fixed-Income Securities

The Fund may also invest in other fixed-income securities that pay interest, dividends or distributions at a specified rate. The rate may be a fixed percentage of the principal or adjusted periodically. In addition, the issuer of a fixed-income security must repay the principal amount of the security, normally within a specified time. Fixed-income securities provide more regular income than equity securities. However, the returns on fixed-income securities are limited and normally do not increase with the issuer's earnings. This limits the potential appreciation of fixed-income securities as compared to equity securities.
A security’s yield measures the annual income earned on a security as a percentage of its price. A security’s yield will increase or decrease depending upon whether it costs less (a discount) or more (a premium) than the principal amount. If the issuer may redeem the security before its scheduled maturity, the price and yield on a discount or premium security may change based upon the probability of an early redemption. Securities with higher risks generally have higher yields.
The following describes the types of fixed-income securities in which the Fund may invest:

Treasury Securities

Treasury securities are direct obligations of the federal government of the United States. Treasury securities are generally regarded as having the lowest credit risks.

Agency Securities

Agency securities are issued or guaranteed by a federal agency or other government sponsored entity (GSE) acting under federal authority. Some GSE securities are supported by the full faith and credit of the United States. These include the Government National Mortgage Association, Small Business Administration, Farm Credit System Financial Assistance Corporation, Farmer's Home Administration, Federal Financing Bank, General Services Administration, Department of Housing and Urban Development, Export-Import Bank, Overseas Private Investment Corporation and Washington Metropolitan Area Transit Authority Bonds.

Other GSE securities receive support through federal subsidies, loans or other benefits. For example, the U.S. Treasury is authorized to purchase specified amounts of securities issued by (or otherwise make funds available to) the Federal Home Loan Bank System, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Tennessee Valley Authority in support of such obligations.

A few GSE securities have no explicit financial support, but are regarded as having implied support because the federal government sponsors their activities. These include the Farm Credit System, Financing Corporation and Resolution Funding Corporation.

Investors regard agency securities as having low credit risks, but not as low as Treasury securities. A Fund treats mortgage backed securities guaranteed by a GSE as if issued or guaranteed by a federal agency. Although such a guarantee protects against credit risks, it does not reduce market and prepayment risks.

See “Investment Risks: Recent Events” below for additional discussion of the risks associated with investing in agency securities.

Corporate Debt Securities

Corporate debt securities are fixed-income securities issued by businesses. Notes, bonds, debentures, credit linked notes and commercial paper are the most prevalent types of corporate debt securities. The Fund may also purchase interests in bank loans to companies. The credit risks of corporate debt securities vary widely among issuers.

In addition, the credit risk of an issuer’s debt security may vary based on its priority for repayment. For example, higher ranking (senior) debt securities have a higher priority than lower ranking (subordinated) securities. This means that the issuer might not make payments on subordinated securities while continuing to make payments on senior securities. In addition, in the event of bankruptcy, holders of senior securities may receive amounts otherwise payable to the holders of subordinated securities. Some subordinated securities, such as trust preferred and capital securities notes, also permit the issuer to defer payments under certain circumstances. For example, insurance companies issue securities known as surplus notes that permit the insurance company to defer any payment that would reduce its capital below regulatory requirements.

See “Investment Risks: Recent Events” below for additional discussion of the risks associated with investing in corporate debt securities.

Mortgage Backed Securities

Mortgage backed securities represent interests in pools of mortgages. The mortgages that comprise a pool normally have similar interest rates, maturities and other terms. Mortgages may have fixed or adjustable interest rates. Interests in pools of adjustable rate mortgages are known as ARMs. Mortgage backed securities come in a variety of forms. Many have extremely complicated terms. The simplest form of mortgage backed securities are pass-through certificates. An issuer of pass-through certificates gathers monthly payments from an underlying pool of mortgages. Then, the issuer deducts its fees and expenses and passes the balance of the payments onto the certificate holders once a month. Holders of pass-through certificates receive a pro rata share of all payments and prepayments from the underlying mortgages. As a result, the holders assume all the prepayment risks of the underlying mortgages.

See “Investment Risks: Recent Events” below for additional discussion of the risks associated with investing in mortgage backed securities.

Foreign Government Securities

Foreign government securities generally consist of fixed-income securities supported by national, state or provincial governments or similar political subdivisions. Foreign government securities also include debt obligations of supranational entities, such as international organizations designed or supported by governmental entities to promote economic reconstruction or development, international banking institutions and related government agencies. Examples of these include, but are not limited to, the International Bank for Reconstruction and Development (the World Bank), the Asian Development Bank, the European Investment Bank and the Inter-American Development Bank. Foreign government securities also include fixed-income securities of quasi- governmental agencies that are either issued by entities owned by a national, state or equivalent government or are obligations of a political unit that are not backed by the national government's full faith and credit. Further, foreign government securities include mortgage-related securities issued or guaranteed by national, state or provincial governmental instrumentalities, including quasi-governmental agencies.

FOREIGN SECURITIES

A substantial portion of the Fund’s investments will be in obligations of non-U.S. issuers or borrowers, including those of issuers in emerging markets. The value of foreign securities is affected by changes in currency rates, foreign tax laws (including, without limitation, withholding tax), government policies (in this country or abroad), relations between nations and trading, settlement, custodial and other operational risks. In addition, the costs of investing abroad (such as foreign brokerage costs, custodial expenses and other fees) are generally higher than in the United States, and foreign securities markets may be less liquid, more volatile and less subject to governmental supervision than markets in the United States. Foreign investments also could be affected by other factors not present in the United States, including expropriation of assets, armed conflict, confiscatory taxation, lack of uniform accounting and auditing standards, less publicly available financial and other information and potential difficulties in enforcing contractual obligations or repatriating capital invested in foreign countries. Since the

Fund may invest in securities denominated or quoted in currencies other than the United States dollar, the Fund may be affected by changes in foreign currency exchange rates (and exchange control regulations) which affect the value of investments held by the Fund and the accrued income and appreciation or depreciation of the investments in United States dollars. Changes in foreign currency exchange rates relative to the United States dollar will affect the United States dollar value of the Fund’s assets denominated in that currency and the Fund’s return on such assets as well as any temporary uninvested reserves in bank deposits in foreign currencies. In addition, the Fund will incur costs in connection with conversions between various currencies, currently foreign securities may not be eligible for the reduced rate of taxation applicable to qualified dividend income.

Because foreign companies may not be subject to accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to United States companies, there may be less or less reliable publicly available information about a foreign company than about a domestic company. There is generally less government supervision and regulation of securities exchanges, broker-dealers and listed companies than in the United States. Mail service between the United States and foreign countries may be slower or less reliable than within the United States, thus increasing the risk of delayed settlements of portfolio transactions for, or loss of certificates of, portfolio securities. Payment for securities before delivery may be required. In addition, with respect to certain foreign countries, there is the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments that could adversely affect investments in those countries. Moreover, individual foreign economies may differ favorably or unfavorably from the United States economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. Foreign securities markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable United States companies. The risks of foreign investments described above apply to an even greater extent to investments in emerging markets.

The risks of foreign investments described above apply to an even greater extent to investments in emerging markets, as the securities markets of emerging countries are generally smaller, less developed, less liquid, and more volatile than the securities markets of the United States and developed foreign markets.

See “Investment Risks: Risks of Foreign Investing” below for additional discussion of the risks associated with investing in foreign securities.

Foreign-Exchange Contracts

In order to convert U.S. dollars into the currency needed to buy a foreign security, or to convert foreign currency received from the sale of a foreign security into U.S. dollars, the Fund may enter into spot currency trades. In a spot trade, the Fund agrees to exchange one currency for another at the current exchange rate. The Fund may also enter into derivative contracts in which a foreign currency is an underlying asset. The exchange rate for currency derivative contracts may be higher or lower than the spot exchange rate. Use of these derivative contracts may increase or decrease the Fund's exposure to currency risks.

Derivative Contracts

Derivative contracts are financial instruments that require payments based upon changes in the values of designated securities, commodities, currencies, indices, or other assets or instruments including other derivative contracts, (each a “Reference Instrument” and collectively, “Reference Instruments”). Each party to a derivative contract is referred to as a counterparty. Some derivative contracts require payments relating to an actual, future trade involving the Reference Instrument. These types of derivatives are frequently referred to as “physically settled” derivatives. Other derivative contracts require payments relating to the income or returns from, or changes in the market value of, a Reference Instrument. These types of derivatives are known as “cash settled” derivatives, since they require cash payments in lieu of delivery of the Reference Instrument.

Many derivative contracts are traded on securities or commodities exchanges. In this case, the exchange sets all the terms of the contract except for the price. Investors make payments due under their contracts through the exchange. Most exchanges require investors to maintain margin accounts through their brokers to cover their potential obligations to the exchange. Parties to the contract make (or collect) daily payments to the margin accounts to reflect losses (or gains) in the value of their contracts. This protects investors against potential defaults by the counterparty. Trading contracts on an exchange also allows investors to close out their contracts by entering into offsetting contracts.

The Fund may also trade in over-the-counter (“OTC”) derivative contracts in transactions negotiated directly between the Fund and the counterparty. OTC contracts do not necessarily have standard terms, so they cannot be directly offset with other OTC contracts. In addition, OTC contracts with more specialized terms may be more difficult to price than exchange traded contracts.

Depending on how the Fund uses derivative contracts and the relationships between the market value of a derivative contract and the Reference Instrument, derivative contracts may increase or decrease the Fund's exposure to the risks of the Reference Instrument, and may also expose the fund to liquidity and leverage risks. OTC contracts also expose the Fund to credit risks in the event that a counterparty defaults on the contract.

Payment obligations arising in connection with derivative contracts are frequently required to be secured with collateral (in the case of OTC contracts) or margin (in the case of exchange-traded contracts, as previously noted).

The Fund may not invest in a derivative contract if it is not permitted to own, invest in, or otherwise have economic exposure to the Reference Instrument (or, in the case of a Reference Instrument that is an index, the securities or derivatives that comprise the index). See the Confidential Statement of Additional Information (the “SAI”) for more information on the specific types and/or combinations of derivative contracts the Fund may invest in.

Hybrid Instruments

Hybrid instruments combine elements of two different kinds of securities or financial instruments (such as a derivative contract). Frequently, the value of a hybrid instrument is determined by reference to changes in the value of designated securities, commodities, currencies, indices, or other assets or instruments (each a, “Valuation Instrument”). Hybrid instruments can take on many forms including, but not limited to, the following forms. First, a common form of a hybrid instrument combines elements of a derivative contract with those of another security (typically a fixed-income security). In this case all or a portion of the interest or principal payable on a hybrid security is determined by reference to changes in the price of a Valuation Instrument. Second, hybrid instruments may include convertible securities with conversion terms related to a Valuation Instrument.

Depending on the type and terms of the hybrid instrument, its risks may reflect a combination of the risks of investing in securities, currencies and derivative contracts. Thus, an investment in a hybrid instrument may entail significant risks in addition to those associated with traditional securities or the Valuation Instrument. Hybrid instruments are also potentially more volatile than traditional securities or the Valuation Instrument. Moreover, depending on the structure of the particular hybrid, it may expose the Fund to leverage risks or carry liquidity risks.

INVESTMENT RISKS

Risks of Investing in Trade Finance Related Securities

The Fund pursues its investment objective by investing primarily in trade finance, structured trade finance, export finance and project finance or related obligations of companies or other entities (including sovereign entities) located primarily in or having exposure to global emerging markets. As such, the Fund is subject to all of the risks typical to investments generally made in emerging markets, in addition to risks specific to the trade finance asset class.

Emerging Markets. The Fund will make investments in emerging markets. Investors should be aware that the risks associated with an investment in emerging markets are higher than those attached to similar investments in developed countries. Investment in emerging markets involves risk factors and special considerations which may not be typically associated with investing in more developed markets and are likely to include but not be restricted to the following:

Political and Economic Factors: Political and economic change and instability may be more likely to occur and have a greater effect on the economies and markets of emerging countries. Government policies, taxation, restrictions on foreign investment and on currency convertibility and repatriation, currency fluctuations and other developments in the laws and regulations of the relevant country could result in losses.

Status of Loan Markets: In comparison with more developed primary and secondary loan markets, the emerging market loan market is smaller, can be less liquid and as a result potentially more volatile. This may result in greater volatility in the net asset value of the Fund than would be the case if the investments were made in more developed markets.

In addition, settlement, clearing, safe custody and registration procedures may be underdeveloped enhancing the chance of an error, fraud or default, causing losses to the Fund. In addition, custodial expenses for emerging market securities are generally higher than for developed market securities.

Legal Considerations: The legal infrastructure and accounting, auditing and reporting standards in emerging markets may not provide the same degree of investor information or protection as would generally apply in more developed markets. Certain investments in particular emerging markets may be subject to restrictions which may limit the availability of attractive investment opportunities to the Fund. Furthermore, emerging markets are generally not as efficient as those in more developed countries. In some cases, a market for the security may not exist locally and therefore transactions may need to be made on a neighbouring exchange.

Costs: Emerging markets securities may incur brokerage or stock transfer taxes or other withholding taxes levied by foreign governments which may have the effect of increasing the cost of investment and which may reduce the realised gain or increase the loss on such securities at the time of sale.

Regulation: The issuers of emerging markets securities or borrowers in emerging market countries, such as companies, banks and other financial institutions, may be subject to less stringent regulation than would be the case for issuers in developed countries, and therefore potentially carry greater risk.

Accounting Reporting Standards: The issuers of emerging market securities or borrowers in emerging market countries, such as companies, banks and other financial institutions, may be subject to local accounting and audit practices. These may differ from international accounting practices leading to a greater risk of financial misreporting or misrepresentation.

Credit Ratings: Emerging market loans are often below investment grade, or unrated. The market values of corporate loans rated below investment grade and comparable unrated securities tend to be more sensitive to company-specific developments and changes in economic conditions than for higher rated securities. Issuers of these securities are often highly leveraged, so that their ability to service debt obligations during an economic downturn may be impaired. In addition, such issuers may not have more traditional methods of financing available to them, and may be unable to repay debt at maturity by refinancing. The risk of loss due to default in payment of interest or principal by such issuers is significantly greater than in the case of investment grade securities. These securities may be subordinated to the prior payment of senior or secured indebtedness.

Taxation: Taxation of interest received by the Fund with respect to emerging market borrowers may be subject to foreign taxes that may or may not be reclaimable. Trade finance related securities may include methods to minimize such risks but no assurance can be given that such techniques will be successful. In addition, markets in which the Fund invests may have less well developed or defined tax laws and procedures than in more developed markets and this may adversely affect the level of tax suffered by investment in those markets. This may also include the imposition of retroactive taxation which had not reasonably been anticipated in the valuation of the assets of the Fund. This may result in uncertainty which could necessitate significant provisions being made for foreign taxes in the calculation of the NAV of the Fund. The Fund intends to elect to be treated and to qualify each year as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986 (the “Code”). In order to qualify as a RIC, the Fund must meet certain requirements regarding the source of its income and the diversification of its assets. Interest received by the Fund in connection with its trade finance related investments will be qualifying income for purposes of such requirements, but income from engaging in lending or other business activities would not be qualifying income. The Fund must take into account the distinction between these types of income in structuring its participation in trade finance related investments.

Additional risks associated with investing in foreign securities, and emerging markets in particular, are discussed below under “- Risks of Foreign Investing.”

Event Risks. Because of the transaction structuring involved, certain of the Fund’s investments will be backed by commodities or other trade finance goods in transit or held in warehouses or physical assets such as plant or land. Negligence and fraud are always significant risks in transactions involving the financing of such assets. The Fund may use methods to minimize such risks but no assurance can be given that such efforts will be successful.

Legal Risks. Laws in emerging markets may be less sophisticated than in developed countries. Accordingly the Fund may be subject to additional legal risks concerning its investments in the underlying trade finance related security and in particular the effectiveness of various legal contracts that form the trade finance related security such as loan documentation, local law security agreements and collateral management arrangements. These include, but are not limited to, inadequate investor protection, unclear or contradictory legislation or regulations and lack of enforcement thereof, ignorance or breach of legislation or regulations on the part of other market participants, lack of legal redress and breaches of confidentiality. It may be difficult to obtain and enforce a judgement in certain emerging markets against borrowers or against local assets which provide collateral or security in support of a specific investment in a trade finance related security in which the Fund may be invested.

Collateral Price Risk. Many investment transactions may be supported or secured by underlying collateral, which may include primary commodities, and other secondary or tertiary goods or physical assets. The price of this commodity or asset collateral may be highly volatile in terms of value or subject to illiquidity at the time of a required sale.

Liquidity. Trade finance investments are not listed on any stock exchange or securities market, and the established or recognised market (if any) for the investments may be relatively small and/or poorly developed, therefore trades may only be executed on a matched bargain basis and prices may not be published or be readily available from an independent price source.

Market Risk. The profitability of the investment strategy of the Fund may depend on correct assessments of the future course of credit spreads of trade finance loans and other investments by the Adviser and the Sub-Adviser. There can be no assurance that the Adviser or Sub-Adviser will be able to accurately predict such price movements.

Specificity of Certain Investments. Certain securities in particular jurisdictions may only be held by entities (often banks) resident in those jurisdictions, and not directly by the Fund. Depending on the existence or otherwise and local interpretation of trust or fiduciary laws in the relevant jurisdiction, the Fund may have the risk of such entity holding or registering such security. In the event of the insolvency of such an entity, the Fund may only rank as an unsecured creditor and the whole or part of such security may be lost.

The Fund may also acquire participations, sub-participations or other interests in emerging market debt, where the additional performance risk of the grantor of such interest will be taken, as well as the risk of the underlying emerging market debt. In the event of the insolvency of the grantor, the relevant Fund would only rank as an unsecured creditor and the whole or part of the relevant investments may be lost.

Risk of Loss After Redemption

The Fund is an extended payment fund. A shareholder will bear the risk of investment loss during the period between when Shares are presented to the transfer agent for redemption and when the net asset value of the Fund is determined for payment of the redeemed Shares (the Redemption Pricing Date). The time between when Shares are presented for redemption and the Redemption Pricing Date will be at least twenty-four (24) calendar days. Shares tendered for redemption will participate proportionately in the Fund’s gains and losses during between when Shares are presented for redemption and the Redemption Pricing Date. During this time the value of the Fund’s Shares will likely fluctuate and Shares presented for redemption could be worth less on the Redemption Pricing Date than on the day the Shares were presented to the transfer agent for redemption. The Fund has adopted a fundamental policy that may only be changed by shareholder vote, that the Redemption Pricing Date will fall no more that twenty-four (24) days after the date a shareholder presents Shares for redemption in good order. If such date is a weekend or holiday the Redemption Pricing Date will be on the preceding business day.

NON-DIVERSIFIED STATUS

As a “non-diversified” investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund is not limited by the 1940 Act in the proportion of its assets that may be invested in securities of a single issuer and, accordingly, may invest a greater portion of its assets in the securities of a similar number of securities than a diversified fund. An investment in the Fund may, under certain circumstances, present greater risk to an investor than an investment in a diversified company because changes in the financial condition or market assessment of a single issuer may cause greater fluctuations in the value of the Fund’s common Shares. The Fund intends to comply with the diversification requirements of the Internal Revenue Code of 1986, as amended for qualification as a regulated investment company.

Interest Rate Risks

Prices of fixed-income securities rise and fall in response to changes in the interest rate paid by similar securities. Generally, when interest rates rise, prices of fixed-income securities fall.

However, market factors, such as the demand for particular fixed-income securities, may cause the price of certain fixed-income securities to fall while the prices of other securities rise or remain unchanged.

Interest rate changes have a greater effect on the price of fixed-income securities with longer durations. Duration measures the price sensitivity of a fixed-income security to changes in interest rates.

Risks of Foreign Investing

If the Fund purchases securities offered by foreign issuers, the rate of inflation measured by the foreign index may not be correlated to the rate of inflation in the United States. Such foreign investments would, in that case, not provide protection against inflation in the United States. The Fund’s Shares are priced in U.S. dollars and the Fund’s distributions are paid in U.S. dollars. To the extent the Fund’s assets are denominated in currencies other than the U.S. dollar there is a risk that the value of such assets and/or the value of any distribution from such assets may decrease if the currency in which such assets or distributions are denominated falls in relation to the value of the U.S. dollar. The Fund may seek to hedge its exposures to foreign currencies but can, at the discretion of the Adviser or Sub-Adviser, at any time limit or eliminate foreign currency hedging activity. To the extent the Fund does not hedge (or is unsuccessful in seeking to hedge) its foreign currency risk, the value of the Fund’s assets and income could be adversely affected by currency exchange rate movements.

Credit Risks

Credit risk is the possibility, real or perceived, that an issuer will default on a security by failing to pay interest or principal when due. If an issuer of an investment held by the Fund defaults or is perceived as being in danger of defaulting, the Fund would lose money.

Many fixed-income securities and debt instruments receive credit ratings from services such as Standard & Poor’s and Moody’s Investors Service. These services assign ratings to issuers and securities by assessing the likelihood of issuer default. Lower credit ratings correspond to higher perceived credit risk, and higher credit ratings correspond to lower perceived credit risk. Credit ratings do not provide assurance against default or other loss of money. It is expected that the vast majority (if not all) of the Fund’s investments will not be rated by any credit rating agency.

Fixed-income securities and trade finance related securities generally compensate for greater credit risk by paying interest at a higher rate. In the case of fixed income securities, the difference between the yield of a security and the yield of a U.S. Treasury security with a comparable maturity (the credit spread) measures the additional interest paid for risk. In the case of trade finance related securities and other loan instruments, the additional interest paid for risk takes the form of an interest margin or credit spread over a reference interest rate such as the London Interbank Offered Rate. Credit spreads may increase generally in response to adverse economic or market conditions. A security’s credit spread may also increase, if the security’s rating is lowered, or the security is perceived to have an increased credit risk. An increase in the credit spread will cause the price of the security to decline.

If the Fund purchases unrated fixed-income securities or debt instruments, or if after purchase the rating of the security or the issuer is withdrawn, the Fund must rely entirely upon the Adviser’s or Sub-Adviser’s credit assessment. Non-investment grade fixed-income securities or debt instruments, commonly called “high-yield or “junk,” may react more to perceived changes in the ability of the issuer to pay interest and principal when due than to changes in interest rates. Non-investment grade fixed-income securities or debt instruments have greater price fluctuations and are more likely to experience a default than investment grade fixed-income securities or debt instruments. A default or expected default could make it difficult for the Fund to sell the security or instrument at prices approximating the value previously placed on them.

In trade finance, many transactions are self-liquidating or supported by letters of credit and guarantees. The Adviser and Sub-Adviser seek to review the credit risks of each instrument individually to properly identify and evaluate the sources of repayment and mitigate these risks. Notwithstanding the Adviser’s or Sub-Adviser’s review, investing in trade finance is a very specialized area, and no assurance can be given that these credit risks can be successfully mitigated and as a result the Fund may experience losses because of incorrect risk assessment or use of risk management techniques including improper structuring, poor documentation, or improper pricing of a trade finance transaction.

Leverage Risks

Leverage risk is created when an investment exposes the Fund to a level of risk that exceeds the amount invested. Changes in the value of such an investment magnify the Fund’s risk of loss and potential for gain.

Liquidity and Market Risks

Securities for which there are no markets or alternatively that are traded in foreign markets can be more volatile than securities traded exclusively in the United States. The Fund may invest without limitation in securities and obligations for which there is no readily available trading market or which are otherwise illiquid, including trade finance securities and other fixed-income or derivative instruments. The Fund may not be able to readily dispose of illiquid securities and obligations at prices that approximate those at which the Fund could sell such securities and obligations if they were more widely traded and, as a result of such illiquidity, the Fund may have to sell other investments or engage in borrowing transactions if necessary to raise cash to meet its obligations. In addition, the limited liquidity could affect the market price of the securities and obligations, thereby adversely affecting the Fund’s net asset value. Trading opportunities are very limited for trade finance related securities. Liquidity risk also refers to the possibility that the Fund may not be able to sell a security or close out a derivative contract when it wants to. If this happens, the Fund will be required to continue to hold the security or keep the position open, and the Fund could incur losses. OTC derivative contracts generally carry greater liquidity risk than exchange-traded contracts.

Recent Events

Throughout 2008 and into early 2009, the market for mortgage backed securities began experiencing substantially, often dramatically, lower valuations and greatly reduced liquidity. Markets for other asset backed securities have also been affected. These instruments are increasingly subject to liquidity constraints, price volatility, credit downgrades and unexpected increases in default rates and, therefore, may be more difficult to value and more difficult to dispose of than previously. As discussed in more detail below, these events may have an adverse effect on the Fund to the extent that it invests in mortgage backed or other fixed income securities or instruments affected by the volatility in the fixed income markets.

The fixed income markets have recently experienced a period of extreme volatility which has negatively impacted market liquidity conditions. Initially, the concerns on the part of market participants were focused on the subprime segment of the mortgage backed securities market. However, these concerns have since expanded to include a broad range of mortgage and asset backed and other fixed income securities, including those rated investment grade, the U.S. and international credit and interbank money markets generally, and a wide range of financial institutions and markets, asset classes and sectors. As a result, fixed income instruments are experiencing liquidity issues, increased price volatility, credit downgrades, and increased likelihood of default. Securities that are less liquid are more difficult to value and may be hard to dispose of. Domestic and international equity markets have also been experiencing heightened volatility and turmoil, with issuers that have exposure to the real estate, mortgage and credit markets particularly affected. During times of market turmoil, investors tend to look to the safety of securities issued or backed by the U.S. Treasury, causing the prices of these securities to rise, and the yield to decline. These events and the continuing market upheavals may have an adverse effect on the Fund.

Since September 2008, there has been an unprecedented level of disruption and dislocation to the banking industry globally, including the interbank and syndicated loan markets which at certain points have ceased to function. The various injections of liquidity and regulatory capital combined with the purchase of impaired assets from bank balance sheets conducted globally by governments directly or via central banks and multilateral agencies has eased this banking crisis. However, concerns remain with respect to the health of the banking industry if the global economic recovery is slow or stalls. The consequence of the banking crisis had been to create a far higher level of refinancing risk than had previously existed in loan markets and, if this type of crisis was to reoccur, then there would be an adverse effect on the Fund to the extent it invests in loans to borrowers who are unable to refinance bank debt.

A further consequence of the recent crisis was a collapse in global trade volumes, particularly from the period of November 2008 to February 2009. Because trade finance related securities can be dependent upon stable export volumes for repayment, if another collapse in global trade volume was to occur, then the Fund could be adversely effected to the extent it invests in loans to borrowers whose export volumes subsequently collapse.

In addition, the value of Federal National Mortgage Association’s (“FNMA”) and the Federal Home Loan Mortgage Corporation’s (“FHLMC”) securities have fallen sharply in 2008 and into early 2009 due to concerns that the firms do not have sufficient capital to offset losses resulting from the mortgage crisis. In mid-2008, the U.S. Treasury Department was authorized to increase the size of home loans in certain residential areas the FNMA and FHLMC could buy, and until 2009, to lend the FNMA and FHLMC emergency funds and to purchase the entities’ stock. In September 2008, the U.S. Treasury Department and the Federal Housing Finance Administration (“FHFA”) announced that FNMA and FHLMC would be placed into a conservatorship under FHFA. The effect that this conservatorship will have on the companies’ debt and equities is unclear. FNMA and FHLMC have each been the subject of investigations by federal regulators over certain accounting matters. On September 29, 2008, FNMA and FHLMC each announced that a federal grand jury is investigating its accounting, disclosure and corporate governance focusing on activities starting in 2007. Such investigations, and any resulting restatements of financial statements, may adversely affect the guaranteeing entity and, as a result, the payment of principal or interest on these types of securities.

There has also been ongoing concern expressed by critics and certain members of Congress over the size of the borrowing and purchasing activities of both companies and the impact they have on the U.S. economy. Congress has also expressed concern over FNMA and FHLMC improperly using their non-profit and charitable foundations to evade campaign finance laws to lobby Congress, and has called on FNMA’s board to demand repayment of executive bonuses obtained as a result of improper accounting manipulations. Legislation may be enacted in the future that limits the size and scope of the activities of both FNMA and FHLMC and/or subjects these companies to further regulatory oversight.

Currency Risks

Exchange rates for currencies fluctuate daily. The combination of currency risk can make securities that are denominated in foreign currency more volatile than securities denominated in US Dollars.

The Adviser and Sub-Adviser attempt to manage currency risk by limiting by way of hedge the Fund’s exposure to currency movement. By way of clarification, currency risk diversification will not protect the Fund against a general increase in the value of the U.S. dollar relative to other currencies.

Call Risks

Call risk is the possibility that an issuer may redeem a fixed-income security (including floating rate obligations) before maturity (a call) at a price at or below its current market price. An increase in the likelihood of a call may reduce the security's price, or may reduce the expectation of future returns on an investment. If a fixed-income security is called, the Fund may have to reinvest the proceeds in other fixed-income securities with lower interest rates, higher credit risks, or other less favorable characteristics.

Risks of Investing in Derivative Contracts and Hybrid Instruments

The Fund’s use of derivative contracts and hybrid instruments involves risks different from, or possibly greater than, the risks associated with investing in trade finance related securities and/or other traditional investments. First, changes in the value of the derivative contracts and hybrid instruments in which the Fund invests may not be correlated with changes in the value of the underlying Reference or Valuation Instruments or, if they are correlated, may move in the opposite direction than originally anticipated. Second, while some strategies involving derivatives may reduce the risk of loss, they may also reduce potential gains or, in some cases, result in losses by offsetting favorable price movements in portfolio holdings. Third, there is a risk that derivative contracts and hybrid instruments may be erroneously priced or improperly valued and, as a result, the Fund may need to make increased cash payments to the counterparty. Fourth, derivative contracts and hybrid instruments may cause the Fund to realize increased ordinary income or short-term capital gains (which are treated as ordinary income for Federal income tax purposes) and, as a result, may increase taxable distributions to shareholders. Fifth, a common provision in OTC derivative contracts permits the counterparty to terminate any such contract between it and the Fund, if the value of the Fund’s total net assets declines below a specified level over a given time period. Factors that may contribute to such a decline (which usually must be substantial) include significant shareholder redemptions and/or a marked decrease in the market value of the Fund’s investments. Any such termination of the Fund’s OTC derivative contracts may adversely affect the Fund (for example, by increasing losses and/or costs, and/or preventing the Fund from fully implementing its investment strategies).

Finally, derivative contracts and hybrid instruments may also involve other risks described in this Confidential Private Offering Memorandum or in the Fund’s SAI, such as interest rate, credit, currency, liquidity and leverage risks.

Share Ownership Concentration Risks

A majority of the Fund’s Shares may be held by other mutual funds advised by the Adviser and its affiliates. It also is possible that some or all of these other mutual funds will decide to purchase or redeem Shares simultaneously or within a short period of time of one another in order to execute their asset allocation strategies. Accordingly, there is a risk that the Share trading activities of these shareholders could disrupt the Fund’s investment strategies which could have adverse consequences for the Fund and other shareholders (e.g., by requiring the Fund to sell investments at inopportune times or causing the Fund to maintain larger-than-expected cash positions pending acquisition of investments).

Management Organization and Capital Structure

Board of Trustees

The management of the Fund, including general supervision of the duties performed by the Adviser under the Advisory Agreement (each of which are defined below) and the Sub-Adviser under the Sub-Advisory Agreement (each of which are defined below), is the responsibility of the Fund’s board of trustees (the “Board of Trustees”) under the laws of the State of Delaware.

The Adviser

Federated Investment Management Company acts as the Fund’s investment adviser (the “Adviser”) under an investment advisory agreement (the “Advisory Agreement”). Federated Advisory Services Company (“FASC”), an affiliate of the Adviser, provides certain support services to the Adviser. The fee for these services is paid by the Adviser and not by Federated Core Trust III (the “Trust”). The address of the Adviser and FASC is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779. The Adviser is a direct wholly-owned subsidiary of Federated Investors, Inc. (“Federated”), a publicly-held company. The Adviser and other subsidiaries of Federated advise approximately 149 equity, fixed-income, and money market mutual funds as well as a variety of other pooled investment vehicles and customized separately managed accounts, which totaled approximately $401.8 billion in assets as of June 30, 2009. Federated was established in 1955 and is one of the largest investment managers in the United States with approximately 1,380 employees. Federated provides investment products to over 5,300 investment professionals and institutions.

Under the general supervision of the Fund’s Board of Trustees, the Adviser will be responsible for the Fund’s overall investment program, providing consultation to the Sub-Adviser and supervising the performance of the Sub-Adviser. The Adviser will furnish to the Fund investment advice and office facilities, equipment and personnel for servicing the investments of the Fund. The Adviser will compensate all Trustees and officers of the Fund who are members of the Adviser’s organization and who render investment services to the Fund, and will also compensate all other Adviser personnel who provide research and investment services to the Fund. In return for these services such as investment advice as well as facilities, equipment and personnel which the Adviser is required to provide, the Fund has agreed to pay the Adviser as compensation under the Advisory Agreement an annual fee in the amount of 0.10% of the average daily gross assets of the Fund. The Adviser has agreed to voluntarily waive the Advisory Fee until further notice. Due to the waiver, the Adviser will be providing investment advisory services to the Fund at no fee. The voluntary waiver is subject to periodic review and the Adviser may modify or terminate this waiver at any time.

Messrs. Ihab Salib and Paolo H. Valle are the Fund’s portfolio managers and together with the members of the Sub-Adviser’s portfolio management team discussed below, are responsible for managing the Fund’s overall investment program, providing consultation to the Sub-Adviser and supervising the performance of the Sub-Adviser.

Mr. Salib has been a Portfolio Manager of the Fund since its inception. Mr. Salib joined Federated in April 1999 as a Senior Fixed Income Trader/Assistant Vice President of the Fund’s Adviser.  In July 2000, he was named a Vice President of the Fund’s Adviser and in January 2007 he was named a Senior Vice President of the Fund’s Adviser.  He has served as a portfolio manager of funds and accounts managed by the Fund’s adviser since January 2002. From January 1994 through March 1999, Mr. Salib was employed as a Senior Global Fixed Income Analyst with UBS Brinson, Inc. Mr. Salib received his B.A. with a major in Economics from Stony Brook University.

Mr. Valle has been a Portfolio Manager of the Fund since its inception. Mr. Valle joined Federated in February 2004 as a Senior Fixed Income Trader/Vice President and Head of the International Trading desk of the Fund’s adviser. From January 2001 to January 2004, Mr. Valle was President and Chief Investment Officer of Ramirez Fund Management, investment manager of a multi-strategy and multi-manager fund of hedge funds. From 1992 to 1999, Mr. Valle was employed by Merrill Lynch Investment Management. At the time of his departure, he held the position of Senior Portfolio Manager and Head of the International Fixed Income Division. From 1982 to 1992, Mr. Valle was employed by PNC Financial Corporation. At the time of his departure, he held the position of Head of Emerging Markets Proprietary Trading. Mr. Valle earned his B.S. in Business Administration from Universidad del Pacifico in Lima, Peru and his M.B.A. with a concentration in Finance from the University of Pittsburgh.

The Sub-Adviser

The Adviser has engaged GML Capital LLP (“GML” or the “Sub-Adviser”), a limited liability partnership incorporated in England and Wales, to serve as Sub-Adviser to the Fund to assist the Adviser in managing the Fund’s overall investment program including advice on the Fund’s trade finance related portfolio.

Under the supervision of the Adviser and oversight by the Board and pursuant to a sub-advisory agreement between the Adviser and the Sub-Adviser (the “Sub-Advisory Agreement”), the Sub-Adviser will act as sub-investment adviser to the Fund. The Sub-Adviser will have day-to-day portfolio management responsibilities of the Fund.

The Sub-Adviser was incorporated as a limited liability partnership in England and Wales on March 21, 2007. The principal place of business of the Sub-Adviser is at the Met Building, 22 Percy Street, London W1T 2BU England. The Sub-Adviser is a privately-owned financial services firm, based in London.

The Sub-Adviser is authorized and regulated by the Financial Services Authority (the “FSA”) in the United Kingdom under the United Kingdom Financial Services and Market Act 2000. The Sub-Adviser is also a U.S. registered investment adviser under the Investment Advisers Act, as amended. The Sub-Adviser had approximately $474.5 million of assets under management as of June 30, 2009.

The Managing Member of the Sub-Adviser is GML International Limited which was established in London in 1983 (the “Managing Member”). The ultimate owners of the Managing Member are Stefan Pinter and Theodore Stohner, who are also members (partners) of the Sub-Adviser. The Managing Member is a private limited company engaged in a broad range of investment banking activities and has historically been focused on the emerging countries of Eastern and Central Europe, Central Asia and, the Middle East and Africa, although the firm has conducted business throughout the rest of the global emerging markets. The Managing Member maintains offices in Genoa in Italy, Kiev in the Ukraine, Moscow in the Russian Federation and Tbilisi in Georgia.

The Adviser (and not the Fund) will pay to GML as compensation under the Sub-Advisory Agreement an annual fee equal to 0.10% of the average daily net assets of the Fund.

The Adviser and Sub-Adviser have entered into an agreement pursuant to which the Adviser has the option to purchase the investment advisory business from the Managing Member and other partners.  In addition, under the terms of this agreement, it is anticipated that the Adviser and Sub-Adviser will co-manage, promote and/or distribute other pooled investment vehicles that invest in trade finance related securities.  The Adviser will have the right to purchase the investment advisory business of the Sub-Adviser and/or an affiliated company upon achievement of specified asset and revenue targets.

Mr. Suresh Advani is the Sub-Adviser’s portfolio manager for the fund and responsible for overall portfolio performance and composition and reports to Mr. Stefan Pinter CEO of GML. Mr. Advani is further charged with consulting with the Adviser and supervising the portfolio team that manages GML’s investment activities in the area of trade finance related securities which includes the Fund. Mr. Advani joined GML International Limited in October 2005, and became a member of the Sub-Adviser in January 2008, and since joining GML International Limited has been responsible for developing the Sub-Adviser’s investment activities in the area of trade finance related securities. Prior to joining GML International Limited, Mr. Advani worked for JP Morgan Chase (the predecessor of which was The Chase Manhattan Bank) from 1981 to 1998, Dresdner Kleinwort Wasserstein from 1999 to 2001, Jardine Lloyd Thompson from 2002 to 2003 and Exporters Insurance Company Limited from 2003 to 2005.

The Fund, the Adviser and the Sub-Adviser have adopted codes of ethics relating to personal securities transactions (the “Codes of Ethics”). The Codes of Ethics permit Adviser and Sub-Adviser personnel to invest in securities (including securities that may be purchased or held by the Fund) for their own accounts, subject to certain pre-clearance, reporting and other restrictions and procedures contained in the Codes of Ethics.
The Fund’s shareholder reports will contain information regarding the basis for the Board of Trustee’s approval of the Fund’s Advisory and Sub-Advisory Agreements.

Additional Information Regarding Portfolio Managers

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio mangers’ ownership of securities in the Fund.

Shareholder Information

Beneficial interests in the Fund are issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act of 1933 (the “1933 Act”). Investments in the Fund may only be made by organizations or entities that are “accredited investors” within the meaning of Regulation D of the 1933 Act and “qualified purchasers” as defined in Section 2(a)(51) of the 1940 Act (“Eligible Investors”). The Fund has

adopted policies to limit the transfer of Shares, which may occur only pursuant to Board authorization, only to persons who are Eligible Investors.

This Confidential Private Offering Memorandum does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

Pricing of Fund Shares

The net asset value of the Fund is determined as of the end of regular trading (normally, 4:00 p.m., Eastern time) each day the New York Stock Exchange (“NYSE”) is open. The NAV per share of the Fund is computed by dividing the value of the Fund’s assets, less all liabilities, by the total number of Shares outstanding.

The Fund’s Board of Trustees has adopted procedures for valuing investments and has delegated to the Adviser the daily valuation of such investments. The Adviser uses independent pricing service providers to value most trade finance related securities and other debt securities at their market value. In determining market value, the pricing service for trade finance related securities and debt obligations considers various factors and market information relating to trade finance related securities or debt obligations. In certain situations, the Adviser may determine the fair value of a security or loan if a security or a loan is not priced by a pricing service, the pricing service’s price is deemed unreliable, or if events occur after the close of a securities market (usually a foreign market) and before the Fund values its assets that would materially affect net asset value. A security that is fair valued may be valued at a price higher or lower than actual market quotations or the value determined by other funds using their own fair valuation procedures. Because foreign loans and securities trade on days when Fund Shares are not priced, the value of securities held by the Fund can change on days when Fund Shares cannot be redeemed. The Adviser expects to use fair value pricing primarily when a security is not priced by a pricing service or a pricing service’s price is deemed unreliable. The Adviser has established a valuation committee that oversees the valuation of investments.

Frequent Trading Policies

Frequent or short-term trading into and out of the Fund can have adverse consequences for the Fund and its shareholders who use the Fund as a long-term investment vehicle. Such trading in significant amounts can disrupt the Fund’s investment strategies (e.g., by requiring it to sell investments at inopportune times or maintain excessive short-term cash positions to support redemptions), increase brokerage and administrative costs and affect the timing and amount of taxable gains distributed by the Fund. Investors engaged in such trading may also seek to profit by anticipating changes in the Fund’s net asset value in advance of the time as of which net asset value is calculated. The Fund is designed as an investment vehicle exclusively for “accredited investors,” who are also “qualified purchasers.” The Fund is designed primarily for use by other funds managed by the Adviser and its affiliates as a substitute for direct investment in the types of securities held by the Fund. Given the limitation on the types of shareholders who may invest in the Fund, the sophistication of such shareholders and the expected role the Fund will play helping to efficiently diversify their investment portfolios, the Fund’s Board has not adopted policies and procedures to discourage frequent trading or short-term trading into and out of the Fund.

Portfolio Holdings Information

The Fund’s annual and semi-annual reports, will contain complete listings of the Fund’s portfolio holdings as of the end of the Fund’s second and fourth fiscal quarters, and its quarterly reports on Form N-Q, will contain complete listings of the Fund’s portfolio holdings as of the end of its first and third fiscal quarters, may be accessed on the SEC’s website at www.sec.gov. Annual and semi-annual reports are filed within seventy (70) days, and quarterly reports on Form N-Q are filed within sixty (60) days, after the end of the fiscal quarter.

Purchase of Fund Shares

Shares of the Fund may be purchased any day the New York Stock Exchange (the “NYSE”) is open.

Purchases should be made in accordance with procedures established by the Fund’s transfer agent, State Street Bank and Trust Company (the “Transfer Agent”).

Purchase orders for Shares of the Fund will receive the net asset value next determined after the purchase order is received in proper form by the Transfer Agent.

Payment by federal funds must be received by the Trust’s custodian, State Street Bank and Trust Company, by 3:00 p.m. (Eastern time) the next business day following the receipt of the purchase order.

The Fund reserves the right to cease accepting investments in the Fund at any time or to reject any investment order.

Redemption of Fund Shares

THIS FUND IS NOT A MUTUAL FUND. As an investor you have only limited opportunities to redeem Fund Shares. A mutual fund offers an investor the opportunity to redeem shares held any day the mutual fund is open for business. The Fund is an extended payment fund. As an extended payment fund, a shareholder must follow the guidelines below to redeem and receive payment for those redeemed Shares.

Extended Payment Process for Redeemed Shares

Shareholders wishing to redeem Shares must submit their redemption requests in proper order to the Fund’s Transfer Agent (the “Redemption Request”). Once the Shares have been presented to the Transfer Agent and the Transfer Agent has confirmed the order is in proper form, the Fund has up to thirty-one (31) days to make payment to the redeeming shareholder. The price of the redeemed Shares will be determined as of the closing net asset value of the Fund twenty-four (24) days after receipt of a Redemption Request or if such date is a weekend or holiday, on the preceding business day (the “Redemption Pricing Date”). For example, if a shareholder redeems Shares in proper order on November 15th, the price of the Shares redeemed would be the closing net asset value of the Fund on December 9th (twenty-four (24) days after receipt of the Redemption Request), and the Fund will make payment to the redeeming shareholder by December 16th (seven (7) days after the Redemption Pricing Date and thirty-one (31) days after the shareholder’s Redemption Request). However, if a Redemption Request is received on June 10th, the twenty-fourth day after the receipt of the Redemption Request would fall on July 4th (a holiday and a day that the Fund is not open for business), therefore the Redemption Pricing Date would be the prior business day (July 3rd, assuming it is a weekday) and the Fund will make payment to the redeeming shareholder no more than thirty-one (31) days after the Redemption Request, or in this example July 11th. The same principal will apply if a Redemption Pricing Date falls on a weekend or any other day the Fund is not open for business. Under normal circumstances, the Fund will make payment to the redeeming shareholder one business day after the Redemption Pricing Date (the “Redemption Payment Date”). However, the Fund reserves the right to make payment up to seven (7) days after the Redemption Pricing Date, provided such date does not exceed thirty-one (31) days after the Shares have been presented for redemption in proper order.

The Fund has adopted as a fundamental policy, which can only be changed by shareholder vote and approval of the SEC or its Staff, that: (i) the Redemption Pricing Date will be twenty-four (24) calendar days after a shareholder has presented its Shares to the Transfer Agent in proper order for redemption (unless such twenty-fourth (24th) day falls on a weekend or holiday in which case it shall be the business day immediately prior); and (ii) the Redemption Payment Date shall not exceed thirty-one (31) days after the Shares have been presented in proper order for redemption.

Shareholders that redeem Shares will incur the risk that the value of their Shares presented for redemption will be worth less on the Redemption Pricing Date than on the date they presented the Shares for redemption.

Redemption In-Kind

Although the Fund intends to pay Share redemptions in cash, it reserves the right to pay the redemption price in whole or in part by a distribution of the Fund’s portfolio securities.

Confirmation and Account Statements

Shareholders will receive confirmation of purchases and redemptions. In addition, shareholders will receive periodic statements reporting all account activity including dividends and capital gains paid.

Share Certificates

The Trust does not issue Share certificates.

Dividends and Distributions

The Fund may declare any dividends daily and, if dividends are declared, shall pay them monthly to shareholders. If you purchase Shares by wire, you begin earning dividends on the day your wire is received. If you purchase Shares by check, you begin earning dividends on the business day after the Fund receives your check. In either case, you earn dividends through the day your redemption request is received.

In addition, the Fund pays any capital gains at least annually. Your dividends and capital gains distributions will be automatically reinvested in additional Shares without a sales charge, unless you elect cash payments. Dividends may also be reinvested without sales charges in shares of any class of any other Federated fund of which you are already a shareholder.

If you have elected to receive dividends and/or capital gain distributions in cash, and your check is returned by the postal or other delivery service as “undeliverable,” or you do not respond to mailings from Federated with regard to uncashed distribution checks, your distribution option will automatically be converted to having all dividends and capital gains reinvested in additional Shares. No interest will accrue on amounts represented by uncashed distribution checks.

If you purchase Shares just before the record date for a capital gain distribution, you will pay the full price for the Shares and then receive a portion of the price back in the form of a taxable distribution, whether or not you reinvest the distribution in Shares. Therefore, you should consider the tax implications of purchasing Shares shortly before the record date for a capital gain. Contact your financial intermediary or the Fund for information concerning when dividends and capital gains will be paid.

Tax Consequences

The Fund intends to elect to be treated and to qualify each year as a RIC under Subchapter M of the Code. In order to qualify as a RIC, the Fund must meet certain requirements regarding the source of its income and the diversification of its assets. The Fund must also distribute substantially all of its net investment company taxable income and net tax-exempt income each year. Fund distributions are taxable to the shareholder whether paid in cash or reinvested in the Fund. Dividends are taxable at different rates depending on the source of dividend income. Capital gain distributions are taxable at different rates depending upon the length of time the Fund holds its assets.

Fund distributions are expected to be both dividends and capital gains. Redemptions are taxable sales. For a more complete discussion of the federal income tax consequences of investing in the Fund, see discussion under “Taxation of the Fund” in the Fund’s SAI.

Distribution Arrangements

Federated Securities Corp. is the Fund’s placement agent. It receives no fee for these services.

Legal Proceedings

Since October 2003, Federated and related entities (collectively, “Federated”), and various Federated funds (the “Funds”), have been named as defendants in several class action lawsuits now pending in the United States District Court for the District of Maryland. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of Federated-sponsored mutual funds during specified periods beginning November 1, 1998. The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. These lawsuits began to be filed shortly after Federated’s first public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New York State Attorney General (“NYAG”), and other authorities. In that regard, on November 28, 2005, Federated announced that it had reached final settlements with the SEC and the NYAG with respect to those matters. Specifically, the SEC and NYAG settled proceedings against three Federated subsidiaries involving undisclosed market timing arrangements and late trading. The SEC made findings: that Federated Investment Management Company (“FIMC”), an SEC-registered investment adviser to various Funds, and Federated Securities Corp., an SEC-registered broker-dealer and distributor for the Funds, violated provisions of the Investment Advisers Act and Investment Company Act by approving, but not disclosing, three market timing arrangements, or the associated conflict of interest between FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds’ board; and that Federated Shareholder Services Company, formerly an SEC-registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment Company Act. The NYAG found that such conduct violated provisions of New York State law. Federated entered into the settlements without admitting or denying the regulators' findings. As Federated previously reported in 2004, it has already paid approximately $8.0 million to certain funds as determined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless (i) at least 75% of the fund’s directors are independent of Federated, (ii) the chairman of each such fund is independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a “senior officer” who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated’s announcement which, along with previous press releases and related communications on those matters, is available in the “About Us” section of Federated’s website at FederatedInvestors.com.

Federated and various Funds have also been named as defendants in several additional lawsuits, the majority of which are now pending in the United States District Court for the Western District of Pennsylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees.

The board of the Funds has retained the law firm of Dickstein Shapiro LLP to represent the Funds in these lawsuits. Federated and the Funds, and their respective counsel, are reviewing the allegations and intend to defend this litigation. Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek unquantified damages, attorneys’ fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.

Additional Information

A SAI dated August 6, 2009, is incorporated by reference into this Confidential Private Offering Memorandum. Additional information about the Fund and its investments is contained in the Fund’s SAI and annual and semi-annual reports to shareholders as they become available. The annual report’s “Management’s Discussion of Fund Performance” discusses market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. The SAI contains a description of the Fund’s policies and procedures with respect to the disclosure of its portfolio securities. Because the Fund is offered on a private placement basis, the Confidential Private Offering Memorandum, SAI and Annual and Semi-Annual Reports are not available on Federated’s website.

You can obtain information about the Fund (including the SAI) by writing to or visiting the SEC’s Public Reference Room in Washington, DC. You may also access Fund information from the EDGAR Database on the SEC’s website at www.sec.gov. You can purchase copies of this information by contacting the SEC by email at publicinfo@sec.gov or by writing to the SEC’s Public Reference Section, Washington, DC 20549-0102. Call 1-202-942-8090 for information on the Public Reference Room’s operations and copying fees.

Investment Company Act File No. 811-22217

Cusip 31415N 103

FEDERATED PROJECT AND TRADE FINANCE CORE FUND

A Portfolio of Federated Core Trust III

PART B

(Information required in a Statement of Additional Information)

August 6, 2009

This Part B (“Statement of Additional Information” or “SAI”) is not a prospectus. Read this SAI in conjunction with the Confidential Private Offering Memorandum for Federated Project and Trade Finance Core Fund (the “Fund”) dated August 6, 2009. As a new Fund, there are no financial statements available as of the date of this SAI. Shareholder reports for the Fund’s annual and semi-annual period will be sent to shareholders when they are available. Obtain the Confidential Private Offering Memorandum or the Annual and Semi-Annual Report, when available, without charge by calling 1-800-341-7400. This SAI has been prepared on a confidential basis solely for the information of the recipient and may not be reproduced, provided to others or used for any other purpose.

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TABLE OF CONTENTS

FUND HISTORY	B-1
INVESTMENTS, TECHNIQUES, RISKS AND LIMITATIONS	B-1
ACCOUNT AND SHARE INFORMATION	B-9
MANAGEMENT OF THE TRUST	B-9
INVESTMENT ADVISORY AND OTHER SERVICES	B-14
BROKERAGE ALLOCATION AND OTHER PRACTICES	B-21
CAPITAL STOCK AND OTHER SECURITIES	B-21
SHAREHOLDER INFORMATION	B-21
TAXATION OF THE FUND	B-24
FINANCIAL STATEMENTS	B-27
ADDRESSES	B-27
Appendix	App. 1

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FUND HISTORY

The Fund is a non-diversified portfolio of Federated Core Trust III (the “Trust”). The Trust is an open-end, management investment company that was established under the laws of the state of Delaware on August 29, 2007. The Trust is registered as a series company that is an open-end investment company under the Investment Company Act of 1940, as amended. The Trust may offer separate series of shares of beneficial interest representing interests in separate portfolios of securities. This SAI relates only to shares of the Fund (the “Shares”). The Trust is governed by a board of trustees (the “Board” or “Board of Trustees”). The Fund’s investment adviser is Federated Investment Management Company (“FIMC” or the “Adviser”).

INVESTMENTS, TECHNIQUES, RISKS AND LIMITATIONS

In pursuing its investment strategy, the Fund may invest in the following securities, in addition to the principal securities listed in the Confidential Private Offering Memorandum, for any purpose that is consistent with its investment objective:

Securities Descriptions and Techniques

Primary investment strategies are described in the Confidential Private Offering Memorandum. The following is a description of the various additional investment policies that may be engaged in, whether as a primary or secondary strategy, and a summary of certain attendant risks. The Adviser may not buy any of the following instruments or use any of the following techniques unless it believes that doing so will help to achieve the Fund’s investment objectives.

EQUITY SECURITIES

The Fund may invest in equity securities, including common stocks, warrants, or rights. Additionally, the Fund may hold equity interests acquired in conjunction with investments in bonds, loans or other similar instruments of the same or a related issuer, which may include equity interests embedded in or attached to such instrument, equity interests that are separate investments in which the Fund has the ability to invest by virtue of its ownership in such instrument of the same or a related issuer, and equity interests received in respect of ownership of such instrument in connection with a financial restructuring or reorganization. Such investments may include, among other equity interests, common and preferred stock, warrants and stock participation rights. Each of these investments exposes the Fund to equity risk, which is the risk that the value of securities held by the Fund will fluctuate or fall due to general market or economic conditions, perceptions regarding the industries in which the issuers of securities held by the Fund participate, and the particular circumstances and performance of companies whose securities the Fund holds. Although common stocks have historically generated higher average returns than fixed-income securities over the long term, common stocks also have experienced significantly more volatility in returns. An adverse event, such as an unfavorable earnings report, may depress the value of equity securities of an issuer held by the Fund; the price of common stock of an issuer may be particularly sensitive to general movements in the stock market; or a drop in the stock market may depress the price of most or all of the common stocks held by the Fund. In addition, common stock of an issuer in the Fund’s portfolio may decline in price if the issuer fails to make anticipated dividend payments because, among other possible reasons, the issuer of the security experiences a decline in its financial condition. Furthermore, equity interests in an issuer held by the Fund may not be listed on public stock exchanges and therefore subject to risks typical of privately held equity. Finally, common stock prices may be sensitive to rising interest rates, as the costs of capital rise and borrowing costs increase.

FIXED-INCOME SECURITIES

Prepayment Risks

Unlike traditional fixed-income securities, which pay a fixed rate of interest until maturity (when the entire principal amount is due) payments on mortgage backed securities include both interest and a partial payment of principal. Partial payment of principal may be comprised of scheduled principal payments as well as unscheduled payments from the voluntary prepayment, refinancing, or foreclosure of the underlying loans. These unscheduled prepayments of principal create risks that can adversely affect a Fund holding mortgage backed securities.

For example, when interest rates decline, the values of mortgage backed securities generally rise. However, when interest rates decline, unscheduled prepayments can be expected to accelerate, and the Fund would be required to reinvest the proceeds of the prepayments at the lower interest rates then available. Unscheduled prepayments would also limit the potential for capital appreciation on mortgage backed securities.

Conversely, when interest rates rise, the values of mortgage backed securities generally fall. Since rising interest rates typically result in decreased prepayments, this could lengthen the average lives of mortgage backed securities, and cause their value to decline more than traditional fixed-income securities.

Generally, mortgage backed securities compensate for the increased risk associated with prepayments by paying a higher yield. The additional interest paid for risk is measured by the difference between the yield of a mortgage backed security and the yield of a U.S. Treasury security with a comparable maturity (the “spread”). An increase in the spread will cause the price of the mortgage backed security to decline. Spreads generally increase in response to adverse economic or market conditions. Spreads may also increase if the security is perceived to have an increased prepayment risk or is perceived to have less market demand.

DERIVATIVE CONTRACTS

Derivative contracts are financial instruments that require payments based upon changes in the values of designated securities, commodities, currencies, indices, or other assets or instruments including other derivative contracts (each a “Reference Instrument” and collectively, “Reference Instruments”). Each party to a derivative contract is referred to as a counterparty. Some derivative contracts require payments relating to an actual, future trade involving the Reference Instrument. These types of derivatives are frequently referred to as “physically settled” derivatives. Other derivative contracts require payments relating to the income or returns from, or changes in the market value of, a Reference Instrument. These types of derivatives are known as “cash settled” derivatives, since they require cash payments in lieu of delivery of the Reference Instrument.

Many derivative contracts are traded on securities or commodities exchanges. In this case, the exchange sets all the terms of the contract except for the price. Investors make payments due under their contracts through the exchange. Most exchanges require investors to maintain margin accounts through their brokers to cover their potential obligations to the exchange. Parties to the contract make (or collect) daily payments to the margin accounts to reflect losses (or gains) in the value of their contracts. This protects investors against potential defaults by the counterparty. Trading contracts on an exchange also allows investors to close out their contracts by entering into offsetting contracts.

The Fund may also trade derivative contracts over-the-counter (“OTC”) in transactions negotiated directly between the Fund and the counterparty. OTC contracts do not necessarily have standard terms, so they cannot be directly offset with other OTC contracts. In addition, OTC contracts with more specialized terms may be more difficult to price than exchange traded contracts.

Depending on how the Fund uses derivative contracts and the relationships between the market value of a derivative contract and the Reference Instrument, derivative contracts may increase or decrease the Fund's exposure to the risks of the Reference Instrument, and may also expose the fund to liquidity and leverage risks. OTC contracts also expose the Fund to credit risks in the event that a counterparty defaults on the contract.

Payment obligations arising in connection with derivative contracts are frequently required to be secured with collateral (in the case of OTC contracts) or margin (in the case of exchange-traded contracts, as previously noted).

The Fund may not invest in a derivative contract if it is not permitted to own, invest in, or otherwise have economic exposure to the Reference Instrument (or, in the case of a Reference Instrument that is an index, the securities or derivatives that comprise the index). The Fund may trade in the following specific types and/or combinations of derivative contracts:

Futures Contracts

Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a Reference Instrument at a specified price, date and time. Entering into a contract to buy a Reference Instrument is commonly referred to as buying a contract or holding a long position in the asset. Entering into a contract to sell a Reference Instrument is commonly referred to as selling a contract or holding a short position in the Reference Instrument. Futures contracts are considered to be commodity contracts. The Fund has claimed an exclusion from the definition of the term “commodity pool operator” under the Commodity Exchange Act and, therefore, is not subject to registration or regulation as a commodity pool operator under that Act. Futures contracts traded OTC are frequently referred to as forward contracts. The Fund can buy or sell financial futures (such as currency futures, index futures and security futures), as well as, currency forward contracts.

Option Contracts

Option contracts (also called “options”) are rights to buy or sell a Reference Instrument for a specified price (the exercise price) during, or at the end of, a specified period. The seller (or writer) of the option receives a payment, or premium, from the buyer, which the writer keeps regardless of whether the buyer uses (or exercises) the option. A call option gives the holder (buyer) the right to buy the Reference Instrument from the seller (writer) of the option. A put option gives the holder the right to sell the Reference Instrument to the writer of the option. Options can trade on exchanges or in the OTC market and may be bought or sold on a wide variety of Reference Instruments. Options that are written on futures contracts will be subject to margin requirements similar to those applied to futures contracts. The Fund may buy or sell options on a Reference Instrument if it is permitted to own, invest, or otherwise have economic exposure to that instrument. The Fund is not required to own a Reference Instrument, in order to buy or sell an option on that Reference Instrument.

Swap Contracts

A swap contract (also known as a “swap”) is a type of derivative contract in which two parties agree to pay each other (swap) the returns derived from Reference Instruments. Swaps do not always involve the delivery of the Reference Instruments by either party, and the parties might not own the Reference Instruments underlying the swap. The payments are usually made on a net basis so that, on any given day, the Fund would receive (or pay) only the amount by which its payment under the contract is less than (or exceeds) the amount of the other party's payment. Swap agreements are sophisticated instruments that can take many different forms and are known by a variety of names. Common types of swaps in which the Fund may invest include interest rate swaps, total return swaps, credit default swaps, currency swaps and caps and floors.

Risks of Investing in Derivative Contracts

The Fund’s use of derivative contracts involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments. First, changes in the value of the derivative contracts in which the Fund invests may not be correlated with changes in the value of the underlying Reference or Valuation Instruments or, if they are correlated, may move in the opposite direction than originally anticipated. Second, while some strategies involving derivatives may reduce the risk of loss, they may also reduce potential gains or, in some cases, result in losses by offsetting favorable price movements in portfolio holdings. Third, there is a risk that derivative contracts may be erroneously priced or improperly valued and, as a result, the Fund may need to make increased cash payments to the counterparty. Fourth, derivative contracts may cause the Fund to realize increased ordinary income or short-term capital gains (which are treated as ordinary income for Federal income tax purposes) and, as a result, may increase taxable distributions to shareholders. Fifth, a common provision in OTC derivative contracts permits the counterparty to terminate any such contract between it and the Fund, if the value of the Fund’s total net assets declines below a specified level over a given time period. Factors that may contribute to such a decline (which usually must be substantial) include significant shareholder redemptions and/or a marked decrease in the market value of the Fund’s investments. Any such termination of the Fund’s OTC derivative contracts may adversely affect the Fund (for example, by increasing losses and/or costs, and/or preventing the Fund from fully implementing its investment strategies).

SPECIAL TRANSACTIONS

Asset Segregation

In order to secure its obligations in connection with derivative contracts or special transactions, the Fund will either own the underlying assets, enter into offsetting transactions or set aside cash or readily marketable securities. This requirement may cause the Fund to miss favorable trading opportunities, due to a lack of sufficient cash or readily marketable securities. This requirement may also cause the Fund to realize losses on offsetting or terminated derivative contracts or special transactions.

Investing in Securities of Other Investment Companies

The Fund may invest its assets in securities of other investment companies, including the securities of affiliated money market funds, as an efficient means of implementing its investment strategies and/or managing its uninvested cash. These other investment companies are managed independently of the Fund and incur additional fees and/or expenses which would, therefore, be borne indirectly by the Fund in connection with any such investment. However, the Adviser believes that the benefits and efficiencies of this approach should outweigh the potential additional fees and/or expenses. The Fund may invest in money market securities directly.

Inter-Fund Borrowing and Lending Arrangements

The SEC has granted an exemption that permits the Fund and all other funds advised by subsidiaries of Federated Investors, Inc. (Federated funds) to lend and borrow money for certain temporary purposes directly to and from other Federated funds. Participation in this inter-fund lending program is voluntary for both borrowing and lending Federated funds, and an inter-fund loan is only made if it benefits each participating Federated fund. Federated Investors, Inc. (Federated) administers the program according to procedures approved by the Board of Trustees, and the Board monitors the operation of the program. Any inter-fund loan must comply with certain conditions set out in the exemption, which are designed to assure fairness and protect all participating Federated funds.

For example, inter-fund lending is permitted only (a) to meet shareholder redemption requests, and (b) to meet commitments arising from “failed” trades. All inter-fund loans must be repaid in seven (7) days or less. The Fund’s participation in this program must be consistent with its investment policies and limitations, and must meet certain percentage tests. Inter-fund loans may be made only when the rate of interest to be charged is more attractive to the lending Federated fund than market-competitive rates on overnight repurchase agreements (“Repo Rate”) and more attractive to the borrowing Federated fund than the rate of interest that would be charged by an unaffiliated bank for short-term borrowings (“Bank Loan Rate”), as determined by the Board. The interest rate imposed on inter-fund loans is the average of the Repo Rate and the Bank Loan Rate.

Securities Lending

The Fund may lend portfolio securities to borrowers that the Adviser deems creditworthy. In return, the Fund receives cash or liquid securities from the borrower as collateral.  The borrower must furnish additional collateral if the market value of the loaned securities increases. Also, the borrower must pay the Fund the equivalent of any dividends or interest received on the loaned securities.

The Fund will reinvest cash collateral in securities that qualify as an acceptable investment for the Fund. However, the Fund must pay interest to the borrower for the use of cash collateral.

Loans are subject to termination at the option of the Fund or the borrower. The Fund will not have the right to vote on securities while they are on loan, but it will terminate a loan in anticipation of any important vote. The Fund may pay administrative and custodial fees in connection with a loan and may pay a negotiated portion of the interest earned on the cash collateral to a securities lending agent or broker.

Securities lending activities are subject to interest rate risks and credit risks. These transactions may create leverage risks.

Fundamental Investment Objective

The fundamental investment objective of the Fund is to provide total return. The Fund pursues its investment objective primarily by investing in floating-rate trade finance related securities (and other floating and fixed-income securities) that generate interest income. The investment objective may not be changed by the Board of Trustees without shareholder approval.

Investment Policies and Restrictions

The Fund is a “non-diversified” investment company, as defined in the 1940 Act, which means that it is permitted to invest its assets in a more limited number of issuers than “diversified” investment companies. A diversified company may not, with respect to 75% of its total assets, invest more than 5% of its total assets in the securities of any one issuer and may not own more than 10% of the outstanding voting securities of any one issuer. However, the Fund does intend to comply with the diversification requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

Under normal market conditions the Fund will invest at least 80% of its total assets in trade finance related securities.

A number of the Fund’s investment policies, listed below, are “fundamental” policies (the “Fundamental Policies”), which means that the policies may not be changed without the approval of the holders of a majority of the Fund’s outstanding voting securities (which for this purpose and under the 1940 Act means the lesser of (i) 67% of the Shares represented at a meeting at which more than 50% of the outstanding Shares are represented or (ii) more than 50% of the outstanding Shares).

Redemption

The Fund has adopted as a fundamental policy, which can only be changed by shareholder vote and approval of the SEC or its Staff, that: (i) the Redemption Pricing Date will be twenty-four (24) calendar days after a shareholder has presented its Shares to the Transfer Agent in proper order for redemption (unless such twenty-fourth (24th) day falls on a weekend or holiday in which case it shall be the business day immediately prior); and (ii) the Redemption Payment Date shall not exceed thirty-one (31) days after the Shares have been presented in proper order for redemption.

Borrowing Money and Issuing Senior Securities

The Fund may borrow money, directly or indirectly, and issue senior securities to the maximum extent permitted under the 1940 Act, any rule or order thereunder, or any SEC staff interpretation thereof.

Investing in Real Estate

The Fund may not purchase or sell real estate, provided that this restriction does not prevent the Fund from investing in issuers which invest, deal, or otherwise engage in transactions in real estate or interests therein, or investing in securities that are secured by real estate or interests therein. The Fund may exercise its rights under agreements relating to such securities, including the right to enforce security interests and to hold real estate acquired by reason of such enforcement until that real estate can be liquidated in an orderly manner.

Investing in Commodities

The Fund may not purchase or sell physical commodities, provided that the Fund may purchase securities of companies that deal in commodities. For purposes of this restriction, investments in transactions involving futures contracts and options, forward currency contracts, swap transactions and other financial contracts that settle by payment of cash are not deemed to be investments in commodities. The Fund may exercise its rights under agreements relating to such instruments, including the right to enforce security interests and to hold commodities acquired by reason of such enforcement until the commodities can be liquidated in an orderly manner.

Underwriting

The Fund may not underwrite the securities of other issuers, except that the Fund may engage in transactions involving the acquisition, disposition or resale of its portfolio securities, under circumstances where it may be considered to be an underwriter under the Securities Act of 1933.

Lending

The Fund may not make loans to other persons, except by (a) the acquisition of loans, loan interests, debt securities and other obligations in which the Fund is authorized to invest in accordance with its investment objectives and policies, (b) entering into repurchase agreements, and (c) lending its portfolio securities.

Concentration

The Fund will not make investments that will result in the concentration of its investments in the securities of issuers primarily engaged in the same industry. For purposes of this restriction, the term concentration has the meaning set forth in the 1940 Act, any rule or order thereunder, or any SEC staff interpretation thereof. Government securities and municipal securities will not be deemed to constitute an industry.

THE ABOVE LIMITATIONS CANNOT BE CHANGED UNLESS AUTHORIZED BY THE BOARD AND BY THE “VOTE OF A MAJORITY OF ITS OUTSTANDING VOTING SECURITIES,” AS DEFINED BY THE 1940 ACT. The following limitations, however, may be changed by the Board without shareholder approval. Shareholders will be notified before any material change in these limitations becomes effective.

Purchases on Margin

The Fund will not purchase securities on margin, provided that the Fund may obtain short-term credits necessary for the clearance of purchases and sales of securities, and further provided that the Fund may make margin deposits in connection with its use of financial options and futures, forward and spot currency contracts, swap transactions and other financial contracts or derivative instruments.

Pledging Assets

The Fund will not mortgage, pledge, or hypothecate any of its assets, provided that this shall not apply to the transfer of securities in connection with any permissible borrowing or to collateral arrangements in connection with permissible activities.

For purposes of the above limitations, the Fund considers certificates of deposit and demand and time deposits issued by a U.S. branch of a domestic bank or savings association having capital, surplus and undivided profits in excess of $100,000,000 at the time of investment to be “cash items.”

Except with respect to borrowing money, if a percentage limitation is adhered to at the time of investment, a later increase or decrease in percentage resulting from any change in value or net assets will not result in a violation of such limitation.

As a matter of non-fundamental policy: (a) utility companies will be divided according to their services, for example, gas, gas transmission, electric and telephone will each be considered a separate industry; (b) financial service companies will be classified according to the end users of their services, for example, automobile finance, bank finance and diversified finance will each be considered a separate industry; and (c) asset backed securities will be classified according to the underlying assets securing such securities. To conform to the current view of the SEC staff that only domestic bank instruments may be excluded from industry concentration limitations, as a matter of non-fundamental policy, the Fund will not exclude foreign bank instruments from industry concentration limitation tests so long as the policy of the SEC remains in effect. In addition, investments in bank instruments and investments in certain industrial development bonds funded by activities in a single industry will be deemed to constitute investment in an industry, except when held for temporary defensive purposes. Foreign securities will not be excluded from industry concentration limits. The investment of more than 25% of the value of the Fund’s total assets in any one industry will constitute “concentration.”

ACCOUNT AND SHARE INFORMATION

Voting Rights

Each Share of the Fund gives the shareholder one vote in elections of the Board of Trustees and other matters submitted to shareholders for vote. All Shares of the Fund have equal voting rights. All Shares of the Trust have equal voting rights, except that in matters affecting only a particular Fund or class, only Shares of that Fund or class are entitled to vote.

Members of the Board of Trustees may be removed by the Board or by shareholders at a meeting of the shareholders by a vote of 75% of Outstanding Shares.

As a new Fund there is no information as of the date of this SAI regarding beneficial ownership of Fund Shares.

MANAGEMENT OF THE TRUST

Board of Trustees, Management Information, Compensation

The Board is responsible for managing the Trust’s business affairs and for exercising all the Trust’s powers except those reserved for the shareholders. The following tables give information about each Board member and the senior officers of the Fund. Where required, the tables separately list Board members who are “interested persons” of the Fund (i.e., “Interested” Board members) and those who are not (i.e., “Independent” Board members). Unless otherwise noted, the address of each person listed is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222. The address of all Independent Board members listed is 4000 Ericcsson Drive, Warrendale, PA 15086-7561; Attention: Core Trust III Board. As of December 31, 2008, the Federated Fund Complex consisted of 40 investment companies (comprising 149 portfolios). Unless otherwise noted, each Officer is elected annually. Unless otherwise noted, each Board member oversees all portfolios in the Federated Fund Complex and serves for an indefinite term.

As a new Fund, the Fund’s Board and Officers do not as of the date of this SAI own any of the Fund’s outstanding Shares.

INTERESTED TRUSTEES BACKGROUND AND COMPENSATION

Name Birth Date Positions Held with Trust Date Service Began	Principal Occupation(s) for Past Five Years, Other Directorships Held and Previous Position(s)	Aggregate Compensation From Trust (past fiscal year)+	Total Compensation From Fund and Federated Fund Complex (past calendar year)
John F. Donahue* Birth Date: July 28, 1924 Trustee Began serving: February 2008	Principal Occupations: Director or Trustee of the Federated Fund Complex; Chairman and Director, Federated Investors, Inc.; Chairman of the Federated Fund Complex’s Executive Committee Previous Positions: Chairman of the Federated Fund Complex; Trustee, Federated Investment Management Company and Chairman and Director, Federated Investment Counseling.	NA	$0

J. Christopher Donahue* Birth Date: April 11, 1949	Principal Occupations: Principal Executive Officer and President of the Federated Fund Complex; Director or	NA	$0

President and Trustee (Principal Executive Officer) Began serving: February 2008

Trustee of some of the Funds in the Federated Fund Complex; President, Chief Executive Officer and Director, Federated Investors, Inc.; Chairman and Trustee, Federated Investment Management Company; Trustee, Federated Investment Counseling; Chairman and Director, Federated Global Investment Management Corp.; Chairman, Federated Equity Management Company of Pennsylvania and Passport Research, Ltd. (Investment advisory subsidiary of Federated); Trustee, Federated Shareholder Services Company; Director, Federated Services Company.

Previous Positions: President, Federated Investment Counseling; President and Chief Executive Officer, Federated Investment Management Company, Federated Global Investment Management Corp. and Passport Research, Ltd.

*     Family relationships and reasons for “interested” status: John F. Donahue is the father of J. Christopher Donahue; both are “interested” due to their beneficial ownership of shares of Federated Investors, Inc. and the positions they hold with Federated and its subsidiaries.

+     Because the Fund is a new portfolio of the Trust, Trustee compensation has not yet been earned and will be reported following the Fund’s next fiscal year.

INDEPENDENT TRUSTEES BACKGROUND AND COMPENSATION

Name Birth Date Positions Held with Trust Date Service Began	Principal Occupation(s) for Past Five Years, Other Directorships Held and Previous Position(s)	Aggregate Compensation From Trust (past fiscal year)+	Total Compensation From Fund and Federated Fund Complex (past calendar year)
John T. Conroy, Jr. Birth Date: June 23, 1937 Trustee Began serving: February 2008	Principal Occupations: Director or Trustee of the Federated Fund Complex; Chairman of the Board, Investment Properties Corporation; Partner or Trustee in private real estate ventures in Southwest Florida; Assistant Professor in Theology at Blessed Edmund Rice School for Pastoral Ministry. Previous Positions: President, Investment Properties Corporation; Senior Vice President, John R. Wood and Associates, Inc., Realtors; President, Naples Property Management, Inc. and Northgate Village Development Corporation.	NA	$200,000

Nicholas P. Constantakis Birth Date: September 3, 1939 Trustee Began serving: February 2008	Principal Occupation: Director or Trustee of the Federated Fund Complex. Other Directorships Held: Director and Chairman of the Audit Committee, Michael Baker Corporation (engineering and energy services worldwide). Previous Position: Partner, Andersen Worldwide SC.	NA	$220,000

John F. Cunningham Birth Date: March 5, 1943 Trustee Began serving: February 2008	Principal Occupation: Director or Trustee of the Federated Fund Complex. Other Directorships Held: Chairman, President and Chief Executive Officer, Cunningham & Co., Inc. (strategic business consulting); Trustee Associate, Boston College. Previous Positions: Director, QSGI, Inc. (technology services company); Director, Redgate Communications and EMC Corporation (computer storage systems); Chairman of the Board and Chief Executive Officer, Computer Consoles,	NA	$200,000

	Inc.; President and Chief Operating Officer, Wang Laboratories; Director, First National Bank of Boston; Director, Apollo Computer, Inc.

Peter E. Madden Birth Date: March 16, 1942 Trustee Began serving: February 2008	Principal Occupation: Director or Trustee, and Chairman of the Board of Directors or Trustees, of the Federated Fund Complex. Other Directorships Held: Board of Overseers, Babson College. Previous Positions: Representative, Commonwealth of Massachusetts General Court; President, State Street Bank and Trust Company and State Street Corporation (retired); Director, VISA USA and VISA International; Chairman and Director, Massachusetts Bankers Association; Director, Depository Trust Corporation; Director, The Boston Stock Exchange.	NA	$200,000

Charles F. Mansfield, Jr. Birth Date: April 10, 1945 Trustee Began serving: February 2008

Principal Occupations:  Director or Trustee of the Federated Fund Complex; Management Consultant.

Other Directorships Held:   Chairman, Audit Committee.

Previous Positions: Chief Executive Officer, PBTC International Bank; Partner, Arthur Young & Company (now Ernst & Young LLP); Chief Financial Officer of Retail Banking Sector, Chase Manhattan Bank; Senior Vice President, HSBC Bank USA (formerly, Marine Midland Bank); Vice President, Citibank; Assistant Professor of Banking and Finance, Frank G. Zarb School of Business, Hofstra University; Executive Vice President DVC Group, Inc. (marketing, communications and technology).

		NA	$225,000

R. James Nicholson Birth Date: February 4, 1938 Trustee Began serving: February 2008

Principal Occupations: Director or Trustee of the Federated Fund Complex; Senior Counsel, Brownstein Hyatt Farber Schrek, P.C.; Former Secretary of the U.S. Dept. of Veterans Affairs; Former U.S. Ambassador to the Holy See; Former Chairman of the Republican National Committee.

Other Directorships Held: Director, Horatio Alger Association; Director, The Daniels Fund.

Previous Positions: Colonel, U.S. Army Reserve; Partner, Calkins, Kramer, Grimshaw and Harring, P.C.; General Counsel, Colorado Association of Housing and Building; Chairman and CEO, Nicholson Enterprises, Inc. (real estate holding company); Chairman and CEO, Renaissance Homes of Colorado.

		NA	$168,265.52

Thomas M. O’Neill Birth Date: June 14, 1951 Trustee Began serving: February 2008

Principal Occupations: Director or Trustee of the Federated Fund Complex; Managing Director and Partner, Navigator Management Company, L.P. (investment and strategic consulting).

Other Directorships Held: Board of Overseers, Children’s Hospital of Boston; Visiting Committee on Athletics, Harvard College.

Previous Positions: Chief Executive Officer and President, Managing Director and Chief Investment Officer, Fleet Investment Advisors; President and Chief Executive Officer, Aeltus Investment Management, Inc.; General Partner, Hellman, Jordan Management Co., Boston, MA; Chief Investment Officer, The Putnam Companies, Boston, MA; and Credit Analyst and Lending Officer, Fleet Bank; Director and Consultant, EZE Castle Software (investment order and management software); and Director, Midway Pacific (lumber).

		NA	$200,000

John S. Walsh Birth Date: November 28, 1957 Trustee Began serving: February 2008	Principal Occupations: Director or Trustee of the Federated Fund Complex; President and Director, Heat Wagon, Inc. (manufacturer of construction temporary heaters); President and Director, Manufacturers Products, Inc. (distributor of portable construction heaters); President, Portable Heater Parts, a division of Manufacturers Products, Inc. Previous Position: Vice President, Walsh & Kelly, Inc.	NA	$220,000

James F. Will Birth Date: October 12, 1938 Trustee Began serving: February 2008	Principal Occupations: Director or Trustee of the Federated Fund Complex; formerly, Vice Chancellor and President, Saint Vincent College. Other Directorships Held: Trustee, Saint Vincent College; Alleghany Corporation. Previous Positions: Chairman, President and Chief Executive Officer, Armco, Inc.; President and Chief Executive Officer, Cyclops Industries; President and Chief Operating Officer, Kaiser Steel Corporation.	NA	$200,000

+     Because the Fund is a new portfolio of the Trust, Trustee compensation has not yet been earned and will be reported following the Fund’s next fiscal year.

OFFICERS**

Name Birth Date Positions Held with Trust Date Service Began	Principal Occupation(s) and Previous Position(s)
John W. McGonigle Birth Date: October 26, 1938 Executive Vice President and Secretary Began serving: February 2008

Principal Occupations: Executive Vice President and Secretary of the Federated Fund Complex; Vice Chairman, Executive Vice President, Secretary and Director, Federated Investors, Inc.

Previous Positions: Trustee, Federated Investment Management Company and Federated Investment Counseling; Director, Federated Global Investment Management Corp., Federated Services Company and Federated Securities Corp.

Richard A. Novak Birth Date:December 25, 1963 Treasurer (Principal Financial Officer) Began serving: February 2008

Principal Occupations: Principal Financial Officer and Treasurer of the Federated Fund Complex; Senior Vice President, Federated Administrative Services; Financial and Operations Principal for Federated Securities Corp., Edgewood Services, Inc. and Southpointe Distribution Services, Inc.

Previous Positions: Controller of Federated Investors, Inc.; Vice President, Finance of Federated Services Company; held various financial management positions within The Mercy Hospital of Pittsburgh; Auditor, Arthur Andersen & Co.

Brian P. Bouda Birth Date: February 28, 1947 Chief Compliance Officer Began serving: February 2008

Principal Occupations: Senior Vice President and Chief Compliance Officer of the Federated Fund Complex; Vice President and Chief Compliance Officer of Federated Investors, Inc.; and Chief Compliance Officer of its subsidiaries. Mr. Bouda joined Federated in 1999 and is a member of the American Bar Association and the State Bar Association of Wisconsin.

Ihab Salib Birth Date: December 14, 1964 Senior Vice President Began serving: February 2008

Principal Occupations: Ihab Salib is Senior Vice President of the Trust. Mr. Salib joined Federated in April 1999 as a Senior Fixed-Income Trader/Assistant Vice President of the Fund’s Adviser.  In July 2000, he was named a Vice President of the Fund’s Adviser and in January 2007 he was named a Senior Vice President of the Fund’s Adviser.  He has served as a Portfolio Manager since January 2002.  From January 1994 through March 1999, Mr. Salib was employed as a Senior Global Fixed-Income Analyst with UBS Brinson, Inc.  Mr. Salib received his B.A. with a major in Economics from Stony Brook University.

**     Officers do not receive any compensation from the Fund.

In addition, the Fund has appointed an Anti-Money Laundering Compliance Officer.

COMMITTEES OF THE BOARD

Board Committee	Committee Members	Committee Functions	Meetings Held Since Fund Inception
Executive	John F. Donahue Peter E. Madden John S. Walsh

In between meetings of the full Board, the Executive Committee generally may exercise all the powers of the full Board in the management and direction of the business and conduct of the affairs of the Trust in such manner as the Executive Committee shall deem to be in the best interests of the Trust.  However, the Executive Committee cannot elect or remove Board members, increase or decrease the number of Trustees, elect or remove any Officer, declare dividends, issue shares or recommend to shareholders any action requiring shareholder approval.

None
Audit	Nicholas P. Constantakis Charles F. Mansfield, Jr. Thomas M. O'Neil John S. Walsh

The purposes of the Audit Committee are to oversee the accounting and financial reporting process of the Fund, the Fund’s internal control over financial reporting, and the quality, integrity and independent audit of the Fund’s financial statements.  The Committee also oversees or assists the Board with the oversight of compliance with legal requirements relating to those matters, approves the engagement and reviews the qualifications, independence and performance of the Fund’s  independent registered public accounting firm, acts as a liaison between the independent registered public accounting firm and the Board and reviews the Fund’s internal audit function.

None
Nominating	John T. Conroy, Jr. Nicholas P. Constantakis John F. Cunningham Peter E. Madden Charles F. Mansfield, Jr. R. James Nicholson Thomas M. O’Neill John S. Walsh James F. Will

The Nominating Committee, whose members consist of all Independent Trustees, selects and nominates persons for election to the Fund‘s Board when vacancies occur. The Committee will consider candidates recommended by shareholders, Independent Trustees, officers or employees of any of the Fund‘s agents or service providers and counsel to the Fund. Any shareholder who desires to have an individual considered for nomination by the Committee must submit a recommendation in writing to the Secretary of the Fund, at the Fund‘s address appearing on the back cover of this Statement of Additional Information. The recommendation should include the name and address of both the shareholder and the candidate and detailed information concerning the candidate’s qualifications and experience. In identifying and evaluating candidates for consideration, the Committee shall consider such factors as it deems appropriate.  Those factors will ordinarily include:  integrity, intelligence, collegiality, judgment, diversity, skill, business and other experience, qualification as an “Independent Trustee,” the existence of material relationships which may create the appearance of a lack of independence, financial or accounting knowledge and experience, and dedication and willingness to devote the time and attention necessary to fulfill Board responsibilities.

None

BOARD OWNERSHIP OF SHARES IN THE FUND AND IN THE FEDERATED FAMILY OF INVESTMENT COMPANIES AS OF DECEMBER 31, 2008

Interested Board Member Name	Dollar Range of Shares Owned in Federated Trade Finance Core Fund	Aggregate Dollar Range of Shares Owned in Federated Family of Investment Companies
John F. Donahue	None	Over $100,000
J. Christopher Donahue	None	Over $100,000

Independent Board Member Name
Thomas G. Bigley	None	Over $100,000
John T. Conroy, Jr.	None	Over $100,000
Nicholas P. Constantakis	None	Over $100,000
John F. Cunningham	None	Over $100,000
Peter E. Madden	None	Over $100,000
Charles F. Mansfield, Jr.	None	Over $100,000
R. James Nicholson	None	None
Thomas M. O’Neill	None	Over $100,000
John S. Walsh	None	Over $100,000
James F. Will	None	$50,001-$100,000

INVESTMENT ADVISORY AND OTHER SERVICES

Investment Adviser

The Adviser conducts investment research and makes investment decisions for the Fund. The Adviser is a wholly owned subsidiary of Federated. The Adviser shall not be liable to the Trust or any Fund shareholder for any losses that may be sustained in the purchase, holding, or sale of any security or for anything done or omitted by it, except acts or omissions involving willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties imposed upon it by its contract with the Trust.

The Adviser will receive a fee (“Advisory Fee”) paid by the Fund of 0.10% of the average gross daily assets of the Fund. The Adviser has agreed to voluntarily waive the Advisory Fee until further notice. Due to the waiver, the Adviser will be providing investment advisory services to the Fund at no fee. The voluntary waiver is subject to periodic review and the Adviser may modify or terminate this waiver at any time.

Portfolio Manager Information

The following information about the Fund’s Portfolio Managers is provided as of June 30, 2009.

Other Accounts Managed by Ihab Salib	Total Number of Other Accounts Managed/ Total Assets	Number of Other Accounts Managed/ Total Assets that are Subject to Performance Fees
Registered Investment Companies	4 Funds / $943.6310 million	0
Other Pooled Investment Vehicles	5 Portfolios / $418.5190 million	0
Other Accounts	5 Accounts / $1,005.704 million	5 Accounts / $1,005.704 million

Dollar value range of Shares owned in the Fund: none.

Ihab Salib is paid a fixed base salary and a variable annual incentive. Base salary is determined within a market competitive position-specific salary range, based on the portfolio manager’s experience and performance. The annual incentive amount is determined based primarily on Investment Product Performance (IPP) and, to a lesser extent, a category known as “Financial Success,” and may be paid entirely in cash, or in a combination of cash and restricted stock of Federated Investors, Inc. (Federated). The total combined annual incentive opportunity is intended to be competitive in the market for this portfolio manager role.

IPP is measured on a rolling 1, 3, and 5 calendar year pre-tax gross total return basis vs. the Funds' benchmark (i.e., Libor).  Performance periods are adjusted if a portfolio manager has been managing an account for less than five years; accounts with less than one-year of performance history under a portfolio manager may be excluded.  Within each performance measurement period, IPP is calculated with an equal weighting of each included account managed by the portfolio manager.  In his role as Head of the International Bond Group, Mr. Salib has oversight responsibility for other portfolios that he does not personally manage.  A portion of the IPP score is determined by the investment performance of these other portfolios vs. product specific benchmarks and peer groups.  In addition, Mr. Salib serves on one or more Investment Teams that establish guidelines on various performance drivers (e.g., currency, duration, sector, volatility, and/or yield curve) for taxable fixed income products.  A portion of the IPP score is based on Federated's senior management's assessment of team contributions.

The Financial Success category is designed to tie the portfolio manager's bonus, in part, to Federated's overall financial results.  Funding for the Financial Success category may be determined on a product or asset class basis, as well as on corporate financial results.  Senior Management determines individual Financial Success bonuses on a discretionary basis, considering overall contributions and any other factors deemed relevant.

Other Accounts Managed by Paolo H. Valle	Total Number of Other Accounts Managed/ Total Assets	Number of Other Accounts Managed/ Total Assets that are Subject to Performance Fees
Registered Investment Companies	0	0
Other Pooled Investment Vehicles	0	0
Other Accounts	0	0

Dollar value range of Shares owned in the Fund: none.

Paolo Valle is paid a fixed base salary and a variable annual incentive. Base salary is determined within a market competitive position-specific salary range, based on the portfolio manager’s experience and performance. The annual incentive amount is determined based primarily on Investment Product Performance (IPP) and, to a lesser extent, Financial Success, and may be paid entirely in cash, or in a combination of cash and restricted stock of Federated. The total combined annual incentive opportunity is intended to be competitive in the market for this portfolio manager role.

IPP is measured on a rolling 1, 3, and 5 calendar year pre-tax gross total return basis vs. the Funds’ benchmark (i.e., Libor). Performance periods are adjusted if a portfolio manager has been managing an account for less than five years; accounts with less than one-year of performance history under a portfolio manager may be excluded. Within each performance measurement period, IPP is calculated with an equal weighting of each included account managed by the portfolio manager.  IPP score is based on Federated's senior management's assessment of team contributions.

The Financial Success category is designed to tie the portfolio manager’s bonus, in part, to Federated’s overall financial results. Funding for the Financial Success category may be determined on a product or asset class basis, as well as on corporate financial results. Senior Management determines individual Financial Success bonuses on a discretionary basis, considering overall contributions and any other factors deemed relevant.

As a general matter, certain conflicts of interest may arise in connection with a portfolio manager’s management of a fund’s investments, on the one hand, and the investments of other accounts for which the portfolio manager is responsible, on the other. For example, it is possible that the various accounts managed could have different investment strategies that, at times, might conflict with one another to the possible detriment of the Fund. Alternatively, to the extent that the same investment opportunities might be desirable for more than one account, possible conflicts could arise in determining how to allocate them. Other potential conflicts might include conflicts created by specific portfolio manager compensation arrangements, and conflicts relating to selection of brokers or dealers to execute fund portfolio trades and/or specific uses of commissions from Fund portfolio trades (for example, research, or “soft dollars”). The Adviser has adopted policies and procedures and has structured the portfolio managers’ compensation in a manner reasonably designed to safeguard the Fund from being negatively affected as a result of any such potential conflicts.

The following information about the Sub-Adviser’s portfolio manager is provided as of June 30, 2009.

Other Accounts Managed by Suresh Advani	Total Number of Other Accounts Managed/ Total Assets	Number of Other Accounts Managed/ Total Assets that are Subject to Performance Fees
Registered Investment Companies	0	0
Other Pooled Investment Vehicles	0	0
Other Accounts	2 Accounts / $103.9 million	1/$95.6 million

Dollar value range of Shares owned in the Fund: none.

Mr. Advani receives an allocation of GML’s annual profit by virtue of his status as a member of the partnership. This allocation is split into monthly advances and a semi-annual bonus. The overall allocation is based upon his contribution to the firm and is assessed by GML International Limited, the Managing Member of GML. Such contribution is based on an appraisal of the underlying performance against investment objectives of the various funds for which Mr. Advani acts as portfolio manager as well as underlying profit contribution of these funds to the overall annual profit of the firm. Mr Advani’s compensation is principally cash based but as member of the partnership he would be entitled to a share of the proceeds of any sale of the firm.

As a general matter, certain conflicts of interest may arise in connection with a portfolio manager’s management of a fund’s investments, on the one hand, and the investment of other accounts for which the portfolio manager is responsible, on the other hand. For example to the extent that the same investment opportunities might be desirable for more than one account, possible conflicts could arise in determining how to allocate them if the opportunities were not sufficiently large to accommodate the demand from all accounts. The Sub-Adviser has adopted policies and procedures and has structured the portfolio manager’s compensation in a manner reasonably designed to safeguard the Fund from being negatively affected as a result of any such potential conflicts.

Services Agreement

Federated Advisory Services Company, an affiliate of the Adviser, provides certain support services to the Adviser. The fee for these services is paid by the Adviser and not by the Fund.

Other Related Services

Affiliates of the Adviser may, from time to time, provide certain electronic equipment and software to institutional customers in order to facilitate the purchase of Fund Shares offered by the distributor.

Code of Ethics Restrictions on Personal Trading

As required by SEC rules, the Fund, its Adviser, its Sub-Adviser, and its placement agent have adopted codes of ethics. These codes govern securities trading activities of investment personnel, Fund Trustees, and certain other employees. Although they do permit these people to trade in securities, including those that the Fund could buy, as well as Shares of the Fund, they also contain significant safeguards designed to protect the Fund and its shareholders from abuses in this area, such as requirements to obtain prior approval for, and to report, particular transactions.

Voting Proxies on Portfolio Securities

The Board of Trustees has delegated to the Adviser authority to vote proxies on the securities held in the Fund’s portfolio. The Board has also approved the Adviser's policies and procedures for voting the proxies, which are described below.

Proxy Voting Policies

The Adviser’s general policy is to cast proxy votes in favor of proposals that the Adviser anticipates will enhance the long-term value of the securities being voted. Generally, this will mean voting for proposals that the Adviser believes will: improve the management of a company; increase the rights or preferences of the voted securities; and/or increase the chance that a premium offer would be made for the company or for the voted securities.

The following examples illustrate how these general policies may apply to proposals submitted by a company’s board of directors. However, whether the Adviser supports or opposes a proposal will always depend on the specific circumstances described in the proxy statement and other available information.

On matters of corporate governance, generally the Adviser will vote for the full slate of directors nominated in an uncontested election; and for proposals to: require a company’s audit committee to be comprised entirely of independent directors; require independent tabulation of proxies and/or confidential voting by shareholders; reorganize in another jurisdiction (unless it would reduce the rights or preferences of the securities being voted); ratify the board’s selection of auditors (unless compensation for non-audit services exceeded 50% of the total compensation received from the company, or the previous auditor was dismissed because of a disagreement with the company); and repeal a shareholder rights plan (also known as a “poison pill”). The Adviser will generally vote against the adoption of such a plan (unless the plan is designed to facilitate, rather than prevent, unsolicited offers for the company).

On matters of capital structure, generally the Adviser will vote: against proposals to authorize or issue shares that are senior in priority or voting rights to the securities being voted; and for proposals to: reduce the amount of shares authorized for issuance; authorize a stock repurchase program; and grant preemptive rights to the securities being voted. The Adviser will generally vote against proposals to eliminate such preemptive rights.

On matters relating to management compensation, generally the Adviser will vote: for stock incentive plans that align the recipients’ interests with the interests of shareholders without creating undue dilution; against proposals that would permit the amendment or replacement of outstanding stock incentives with new stock incentives having more favorable terms; and against executive compensation plans that do not disclose the maximum amounts of compensation that may be awarded or the criteria for determining awards.

On matters relating to corporate transactions, the Adviser will vote proxies relating to proposed mergers, capital reorganizations, and similar transactions in accordance with the general policy, based upon its analysis of the proposed transaction. The Adviser will vote proxies in contested elections of directors in accordance with the general policy, based upon its analysis of the opposing slates and their respective proposed business strategies. Some transactions may also involve proposed changes to the company’s corporate governance, capital structure or management compensation. The Adviser will vote on such changes based on its evaluation of the proposed transaction or contested election. In these circumstances, the Adviser may vote in a manner contrary to the general practice for similar proposals made outside the context of such a proposed transaction or change in the board. For example, if the Adviser decides to vote against a proposed transaction, it may vote for anti-takeover measures reasonably designed to prevent the transaction, even though the Adviser typically votes against such measures in other contexts.

The Adviser generally votes against proposals submitted by shareholders without the favorable recommendation of a company’s board. The Adviser believes that a company’s board should manage its business and policies, and that shareholders who seek specific changes should strive to convince the board of their merits or seek direct representation on the board.

In addition, the Adviser will not vote if it determines that the consequences or costs outweigh the potential benefit of voting. For example, if a foreign market requires shareholders casting proxies to retain the voted shares until the meeting date (thereby rendering the shares “illiquid” for some period of time), the Adviser will not vote proxies for such shares.

Proxy Voting Procedures

The Adviser has established a proxy voting committee (“Proxy Committee”), to exercise all voting discretion granted to the Adviser by the Board of Trustees in accordance with the proxy voting policies. The Adviser has hired Institutional Shareholder Services (“ISS”) to obtain, vote, and record proxies in accordance with the Proxy Committee’s directions. The Proxy Committee has supplied ISS with general guidelines that represent decisions made by the Proxy Committee in order to vote common proxy proposals; however, the Proxy Committee retains the right to modify these guidelines at any time or to vote contrary to the guidelines at any time in order to cast proxy votes in a manner that the Proxy Committee believes is consistent with the Adviser’s general policy. ISS may vote any proxy as directed in the guidelines without further direction from the Proxy Committee and may make any determinations required to implement the guidelines. However, if the guidelines require case-by-case direction for a proposal, ISS shall provide the Proxy Committee with all information that it has obtained regarding the proposal and the Proxy Committee will provide specific direction to ISS.

Conflicts of Interest

The Adviser has adopted procedures to address situations where a matter on which a proxy is sought may present a potential conflict between the interests of the Fund (and its shareholders) and those of the Adviser or placement agent. This may occur where a significant business relationship exists between the Adviser (or its affiliates) and a company involved with a proxy vote. A company that is a proponent, opponent, or the subject of a proxy vote, and which to the knowledge of the Proxy Committee has this type of significant business relationship, is referred to as an “Interested Company.”

The Adviser has implemented the following procedures in order to avoid concerns that the conflicting interests of the Adviser have influenced proxy votes. Any employee of the Adviser who is contacted by an Interested Company regarding proxies to be voted by the Adviser must refer the Interested Company to a member of the Proxy Committee, and must inform the Interested Company that the Proxy Committee has exclusive authority to determine how the Adviser will vote. Any Proxy Committee member contacted by an Interested Company must report it to the full Proxy Committee and provide a written summary of the communication. Under no circumstances will the Proxy Committee or any member of the Proxy Committee make a commitment to an Interested Company regarding the voting of proxies or disclose to an Interested Company how the Proxy Committee has directed such proxies to be voted. If the Proxy Voting Guidelines already provide specific direction on the proposal in question, the Proxy Committee shall not alter or amend such directions. If the Proxy Voting Guidelines require the Proxy Committee to provide further direction, the Proxy Committee shall do so in accordance with the proxy voting policies, without regard for the interests of the Adviser with respect to the Interested Company. If the Proxy Committee provides any direction as to the voting of proxies relating to a proposal affecting an Interested Company, it must disclose to the Board of Trustees information regarding: the significant business relationship; any material communication with the Interested Company; the matter(s) voted on; and how, and why, the Adviser voted as it did.

If the Fund holds shares of another investment company for which the Adviser (or an affiliate) acts as an investment adviser, the Proxy Committee will vote the Fund's proxies in the same proportion as the votes cast by shareholders who are not clients of the Adviser at any shareholders’ meeting called by such investment company, unless otherwise directed by the Board of Trustees.

Proxy Voting Report

A report on Form N-PX of how the Fund voted any proxies during the most recent 12-month period ended June 30 is available from the EDGAR database on the SEC’s website at www.sec.gov.

Portfolio Holdings Information

The Fund’s annual and semi-annual reports, which contain complete listings of the Fund’s portfolio holdings as of the end of the Fund’s second and fourth fiscal quarters, and its quarterly reports on Form N-Q, which contain complete listings of the Fund’s portfolio holdings as of the end of its first and third fiscal quarters, may be accessed on the SEC’s website at www.sec.gov. Annual and semi-annual reports are filed within seventy (70) days, and quarterly reports on Form N-Q are filed within sixty (60) days, after the end of the fiscal quarter. The disclosure policy of the Fund and the Adviser prohibits the disclosure of portfolio holdings information to any investor or intermediary before the same information is made available to other investors. Employees of the Adviser or its affiliates who have access to nonpublic information concerning the Fund’s portfolio holdings are prohibited from trading securities on the basis of this information. Such persons must report all personal securities trades and obtain pre-clearance for all personal securities trades other than mutual fund shares.

Firms that provide administrative, custody, financial, accounting, legal or other services to the Fund may receive nonpublic information about the Fund’s portfolio holdings for purposes relating to their services. The Fund may also provide portfolio holdings information to publications that rate, rank or otherwise categorize investment companies and to commodities exchange clearing corporations in connection with qualifying the Fund’s Shares for use as margin collateral. Traders or portfolio managers may provide “interest” lists to facilitate portfolio trading if the list reflects only that subset of the portfolio for which the trader or portfolio manager is seeking market interest. A list of service providers, publications and other third parties who may receive nonpublic portfolio holdings information appears in the Appendix to this SAI.

The furnishing of nonpublic portfolio holdings information to any third party (other than authorized governmental or regulatory personnel) requires the prior approval of the President of the Adviser and of the Chief Compliance Officer of the Fund. The President of the Adviser and the Chief Compliance Officer will approve the furnishing of nonpublic portfolio holdings information to a third party only if they consider the furnishing of such information to be in the best interests of the Fund and its shareholders. In that regard, and to address possible conflicts between the interests of Fund shareholders and those of the Adviser and its affiliates, the following procedures apply. No consideration may be received by the Fund, the Adviser, any affiliate of the Adviser or any of their employees in connection with the disclosure of portfolio holdings information. Before information is furnished, the third party must sign a written agreement that it will safeguard the confidentiality of the information, will use it only for the purposes for which it is furnished and will not use it in connection with the trading of any security. Persons approved to receive nonpublic portfolio holdings information will receive it as often as necessary for the purpose for which it is provided. Such information may be furnished as frequently as daily and often with no time lag between the date of the information and the date it is furnished. The Board of Trustees receives and reviews annually a list of the persons who receive nonpublic portfolio holdings information and the purposes for which it is furnished.

Placement Agent

The Fund’s placement agent is Federated Securities Corp., located at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.

Administrator

Federated Administrative Services (“FAS”), a subsidiary of Federated, provides administrative personnel and services (including certain legal and financial reporting services) necessary to operate the Fund. FAS provides these at the following annual rates, based on the average aggregate daily net assets of the Fund and most of the other Federated funds:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Federated Funds
.150%	on the first $5 billion
.125%	on the next $5 billion
.100%	on the next $10 billion
.075%	on assets over $20 billion

The administrative fee received during any fiscal year shall be at least $150,000 per portfolio. FAS may voluntarily waive a portion of its fee and may reimburse the Fund for expenses.

FAS also provides certain accounting and recordkeeping services with respect to the Fund's portfolio investments for a fee based on Fund assets plus out-of-pocket expenses.

Custodian

State Street Bank and Trust Company, Boston, Massachusetts, is custodian for the securities and cash of the Fund. Foreign instruments purchased by the Fund are held by foreign banks participation in a network coordinated by State Street Bank and Trust Company.

Transfer Agent and Dividend Disbursing Agent

State Street Bank and Trust Company, the Fund’s registered transfer agent (the “Transfer Agent”), maintains all necessary shareholder records.

Independent Registered Public Accounting Firm

The independent registered public accounting firm for the Fund, KPMG LLP, conducts its audits in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require it to plan and perform its audits to provide reasonable assurance about whether the Fund’s financial statements and financial highlights are free of material misstatement.

BROKERAGE ALLOCATION AND OTHER PRACTICES

When selecting brokers and dealers to handle the purchase and sale of portfolio instruments, the Adviser looks for prompt execution of the order at a favorable price. The Adviser will generally use those who are recognized dealers in specific portfolio instruments, except when a better price and execution of the order can be obtained elsewhere. The Adviser makes decisions on portfolio transactions and selects brokers and dealers subject to review by the Fund's Board.

Investment decisions for the Fund are made independently from those of other accounts managed by the Adviser and accounts managed by affiliates of the Adviser. When the Fund and one or more of those accounts invests in, or disposes of, the same security, available investments or opportunities for sales will be allocated among the Fund and the account(s) in a manner believed by the Adviser to be equitable. While the coordination and ability to participate in volume transactions may benefit the Fund, it is possible that this procedure could adversely impact the price paid or received and/or the position obtained or disposed of by the Fund.

CAPITAL STOCK AND OTHER SECURITIES

Capital Stock

Holders of the Fund’s Shares of beneficial interest will have equal rights to participate in distributions made by the Fund, equal rights to the Fund’s assets upon dissolution and equal voting rights; the Fund does not allow cumulative voting. Investors will have no preemptive or other right to subscribe to any additional shares of beneficial interest or other securities issued by the Trust. Shares may be redeemed at any time at NAV with no charge.

SHAREHOLDER INFORMATION

Beneficial interests in the Fund are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.

SHARE OFFERING

Purchase of Fund Shares

Shares of the Fund may be purchased any day the NYSE is open. Purchases should be made in accordance with procedures established by the Fund’s Transfer Agent.

Purchase orders for Shares of the Fund will receive the NAV next determined after the purchase order is received in proper form by the Transfer Agent.

Payment by federal funds must be received by the Trust's custodian, State Street Bank and Trust Company, by 3:00 p.m. (Eastern time) the next business day following the receipt of the purchase order.

The Fund reserves the right to cease accepting investments in the Fund at any time or to reject any investment order.

Redemption of Fund Shares

THIS FUND IS NOT A MUTUAL FUND. As an investor you have only limited opportunities to redeem Fund Shares. A mutual fund offers an investor the opportunity to redeem shares held any day the mutual fund is open for business. The Fund is an extended payment fund. As an extended payment fund, a shareholder must follow the guidelines below to redeem and receive payment for those redeemed Shares.

Extended Payment Process for Redeemed Shares

Shareholders wishing to redeem Fund Shares must submit their redemption requests (the “Redemption Request”) in proper order to the Fund’s Transfer Agent. Once the Shares have been presented to the transfer agent and the transfer agent has confirmed the order is in proper form, the Fund has up to thirty-one (31) days to make payment to the redeeming shareholder. The price of the redeemed Shares will be determined as of the closing NAV of the Fund twenty-four (24) days after receipt of a Redemption Request or if such date is a weekend or holiday, the preceding business day (the “Redemption Pricing Date”). For example, if a shareholder redeems Shares in proper order on November 15th, the price of the Shares redeemed would be the closing net asset value of the Fund on December 9th (twenty-four (24) days after receipt of the Redemption Request), and the Fund will make payment to the redeeming shareholder by December 16th (seven (7) days after the Redemption Pricing Date and thirty-one (31) days after the shareholder’s Redemption Request). However, if a Redemption Request is received on June 10th, the twenty-fourth day after the receipt of the Redemption Request would fall on July 4th (a holiday and a day that the Fund is not open for business), therefore the Redemption Pricing Date would be the prior business day (July 3rd, assuming it is a weekday) and the Fund will make payment to the redeeming shareholder no more than thirty-one (31) days after the Redemption Request, or in this example July 11th. The same principal will apply if a Redemption Pricing Date falls on a weekend or any other day the Fund is not open for business. Under normal circumstances, the Fund will make payment to the redeeming shareholder one business day after the Redemption Pricing Date (the “Redemption Payment Date”). However, the Fund reserves the right to make payment up to seven (7) days after the Redemption Pricing Date, provided such date does not exceed thirty-one (31) days after the Shares have been presented for redemption in proper order.

The Fund has adopted as a fundamental policy, which can only be changed by shareholder vote and approval of the SEC or its Staff, that: (i) the Redemption Pricing Date will be twenty-four (24) calendar days after a shareholder has presented its Shares to the Transfer Agent in proper order for redemption (unless such twenty-fourth (24th) day falls on a weekend or holiday in which case it shall be the business day immediately prior); and (ii) the Redemption Payment Date shall not exceed thirty-one (31) days after the Shares have been presented in proper order for redemption.

Shareholders that redeem Shares will incur the risk that the value of their Shares presented for redemption will be worth less on the Redemption Pricing Date than on the date they presented the Shares for redemption.

Redemption In-Kind

Although the Fund intends to pay Share redemptions in cash, it reserves the right to pay the redemption price in whole or in part through a redemption-in-kind (a payment of portfolio securities instead of cash).

Pricing of Fund Shares

The net asset value (“NAV”) of the Fund is determined as of the end of regular trading (normally, 4:00 p.m., Eastern time) each day NYSE is open. The NAV per Share of the Fund is computed by dividing the value of the Fund’s assets, less all liabilities, by the total number of Shares outstanding.

The Adviser uses an independent pricing service to value most trade finance related securities, and other debt securities at their market value. The Adviser may use the fair value method to value trade finance related securities or other securities if market quotations for them are not readily available or are deemed unreliable, or if events occurring after the close of a securities market and before the Fund values its assets would materially affect net asset value. A security that is fair valued may be valued at a price higher or lower than actual market quotations or the value determined by other funds using their own fair valuation procedures.

The Board of Trustees has approved and monitors the procedures under which trade finance related securities are valued. Trade finance related securities that meet certain criteria and are deemed to have prices that are readily available and reliable are valued by an independent pricing service. Other trade finance related securities are valued at their fair value by the Adviser. In connection with determining the fair value of trade finance related securities, the Adviser will in good faith make an assessment of fair value with the assistance of the Sub-Adviser. The factors that may be considered by the Adviser and the Sub-Adviser when making this assessment are: (1) the cost and/or repayment performance of the underlying trade finance security, (2) the last reported price at which the investment was traded, (3) information regarding the investment or the issuer (4) information on the sector in which the issuer is active or the country or region where the issuer is located, (5) changes in financial conditions and business prospects disclosed in the issuer’s financial statements and other reports, (6) publicly announced transactions (such as tender offers and mergers) involving the issuer, (7) comparisons to other investments or to financial indices that are correlated to the investment, (8) with respect to fixed-income investments, changes in market yields and spreads, (9) with respect to investments that have been suspended from trading, the circumstances leading to the suspension, and (10) other factors that might affect the investment’s value. In certain situations, the Adviser may determine the fair value of a security or loan if a security or a loan is not priced by a pricing service, the pricing service’s price is deemed unreliable, or if events occur after the close of a securities market (usually a foreign market) and before the Fund values its assets that would materially affect net asset value.  A security that is fair valued may be valued at a price higher or lower than actual market quotations or the value determined by other funds using their own fair valuation procedures.  Because foreign loans and securities trade on days when Fund Shares are not priced, the value of securities held by the Fund can change on days when Fund Shares cannot be redeemed.  The Adviser expects to use fair value pricing primarily when a security is not priced by a pricing service or a pricing service’s price is deemed unreliable.  The Adviser has established a valuation committee that oversees the valuation of investments.

The fair value of each trade finance related security is periodically reviewed and approved by the Adviser’s valuation committee and by the Board of Trustees based upon procedures approved by the Board of Trustees.

Debt obligations (other than short-term obligations maturing in sixty days or less), including listed securities and securities for which price quotations are available and forward contracts, will normally be valued on the basis of market valuations furnished by dealers or pricing services. Financial futures contracts listed on commodity exchanges and exchange-traded options are valued at closing settlement prices. Over-the-counter options are valued at the mean between the bid and asked prices provided by dealers. Marketable securities listed in the NASDAQ Global or Global Select Market System are valued at the NASDAQ official closing price. The value of interest rate swaps will be based upon a dealer quotation. Short-term obligations and money market securities maturing in sixty days or less are valued at amortized cost which approximates value. Investments for which reliable market quotations are unavailable are valued at fair value using methods determined in good faith by or at the direction of the Fund’s Board of Trustees. Occasionally, events affecting the value of foreign securities may occur between the time trading is completed abroad and the close of the exchange on which they trade which will not be reflected in the computation of the Fund’s net asset value (unless the Fund deems that such event would materially affect its net asset value in which case an adjustment would be made and reflected in such computation). The Fund may rely on an independent fair valuation service in making any such adjustment to the value of a foreign equity security.

TAXATION OF THE FUND

The Fund intends to elect to be treated and to qualify each year as a RIC under the Code. Accordingly, the Fund must, among other things, meet the following requirements regarding the source of its income and the diversification of its assets:

(i)

The Fund must derive in each taxable year at least 90% of its gross income from the following sources: (a) dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including but not limited to gain from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or foreign currencies; and (b) interests in “qualified publicly traded partnerships’’ (as defined in the Code).

(ii)

The Fund must diversify its holdings so that, at the end of each quarter of each taxable year (a) at least 50% of the market value of the Fund’s total assets is represented by cash and cash items, U.S. government securities, the securities of other regulated investment companies and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the market value of the Fund’s total assets is invested in the securities (other than U.S. government securities and the securities of other regulated investment companies) of (I) any one issuer, (II) any two or more issuers that the Fund controls and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more ‘‘qualified publicly traded partnerships’’ (as defined in the Code).

As a RIC, the Fund generally will not be subject to U.S. federal income tax on income and gains that the Fund distributes to its shareholders provided that it distributes each taxable year at least the sum of (i) 90% of the Fund’s investment company taxable income (which includes, among other items, dividends, interest and the excess of any net short-term capital gain over net long-term capital loss and other taxable income, other than any net capital gain, reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) 90% of the Fund’s net tax-exempt interest (the excess of its gross tax-exempt interest over certain disallowed deductions). The Fund intends to distribute substantially all of such income each year. The Fund will be subject to income tax at regular corporate rates on any taxable income or gains that it does not distribute to its shareholders.

In order to avoid incurring a 4% federal excise tax obligation, the Code requires that the Fund distribute (or be deemed to have distributed) by December 31 of each calendar year an amount at least equal to the sum of (i) 98% of its ordinary income (and not taking into account any capital gain or loss) for such year, (ii) 98% of its capital gain net income (which is the excess of its realized net long term capital gain over its realized net short-term capital loss), generally computed on the basis of the one-year period ending on October 31 of such year, after reduction by any available capital loss carryforwards, and (iii) 100% of any ordinary income and capital gain net income from the prior year (as previously computed) that were not paid out during such year and on which the Fund paid no federal income tax. While the Fund intends to distribute any ordinary income and capital gain in the manner necessary to minimize imposition of the 4% excise tax, there can be no assurance that sufficient amounts of the Fund’s ordinary income and capital gain will be distributed to avoid entirely the imposition of the tax. In that event, the Fund will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement.

Distributions of any taxable net investment income and net short-term capital gain will generally be taxable as ordinary income. Distributions of the Fund’s net capital gain designated as capital gain dividends, if any, will be taxable to shareholders as long-term capital gains, regardless of the length of time they held their Shares. Distributions, if any, in excess of the Fund’s earnings and profits will first reduce the adjusted tax basis of a holder’s Shares and, after that basis has been reduced to zero, will constitute capital gains to the shareholder (assuming the Shares are held as a capital asset). See below for a summary of the maximum tax rates applicable to capital gains (including capital gain dividends). The Fund’s distributions generally will not qualify either for the dividends received deduction generally available to corporate taxpayers or as qualified dividend income subject to favorable tax treatment for individual taxpayers. “Qualified dividend income” means dividends received by the Fund from U.S. corporations and qualifying foreign corporations, provided that the Fund satisfies certain holding period and other requirements in respect of the stock of such corporations.

Dividends and other distributions declared by the Fund in October, November or December of any year and payable to shareholders of record on a date in any of those months will be deemed to have been paid by the Fund and received by the shareholders on December 31 of that year if the distributions are paid by the Fund during the following January. Accordingly, those distributions will be taxed to shareholders for the year in which that December 31 falls. The Fund will inform shareholders of the source and tax status of all distributions promptly after the close of each calendar year.

Dividends and interest received, and gains realized, by the Fund on foreign securities may be subject to income, withholding or other taxes imposed by foreign countries and U.S. possessions (collectively “foreign taxes”) that would reduce the return on its securities. Tax conventions between certain countries and the United States, however, may reduce or eliminate foreign taxes, and many foreign countries do not impose taxes on capital gains in respect of investments by foreign investors.

The Fund believes that substantially all of its investment strategies will generate qualifying income for purposes of the Fund meeting the requirements for treatment as a RIC under current federal income tax law. Interest received by the Fund in connection with its trade finance investments will be qualifying income for purposes of such requirements, but income from engaging in lending or other business activities would not be qualifying income. The Fund must take into account the distinction between these types of income in structuring its participation in trade finance investments. Also, the Code expressly provides the U.S. Treasury with authority to issue regulations that would exclude foreign currency gains from qualifying income if such gains are not directly related to a fund’s business of investing in stock or securities. While to date the U.S. Treasury has not exercised this regulatory authority, there can be no assurance that it will not issue regulations in the future (possibly with retroactive application) that would treat some or all of the Fund’s foreign currency gains as non-qualifying income for RIC purposes, which may affect the Fund’s status as a RIC for all years to which such regulations are applicable. The Fund will be treated as a single, separate entity for federal income tax purposes so that income earned and capital gains and losses realized by the Trust’s other portfolios will be separate from those realized by the Fund.

FINANCIAL STATEMENTS

As a new Fund, there are no financial statements available as of the date of this SAI. Shareholder reports for the Fund’s annual and semi-annual period will be sent to shareholders when they are available.

ADDRESSES

FEDERATED Project and Trade Finance CORE FUND
Federated Investors Funds
5800 Corporate Drive

Pittsburgh, PA 15237-7000

PLACEMENT AGENT
Federated Securities Corp.
Federated Investors Tower
1001 Liberty Avenue,
Pittsburgh, PA 15222-3779

INVESTMENT ADVISER
Federated Investment Management Company
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3779

INVESTMENT SUB-ADVISER
GML Capital LLP
The Met Building
22 Percy Street
London W1T 2BU
United Kingdom

CUSTODIAN, TRANSFER AGENT AND DIVIDEND DISBURSING AGENT
State Street Bank and Trust Company
P.O. Box 8600
Boston, MA 02266-8600

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP
99 High Street
Boston, MA 02110

APPENDIX

The following is a list of persons other than the Adviser and its affiliates that may receive nonpublic portfolio holdings information concerning the Fund:

CUSTODIAN
State Street Bank and Trust Company

SECURITIES LENDING AGENT

Citibank, N.A.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP

LEGAL COUNSEL
K&L Gates LLP

SERVICE PROVIDERS
FactSet
Institutional Shareholder Services, Inc.
Wilshire Associates, Inc.

SECURITY PRICING SERVICES
Debtdomain GLMS Pte Ltd.
Markit Group Limited

RATINGS AGENCIES
None

PERFORMANCE REPORTING/PUBLICATIONS
Morningstar, Inc.
NASDAQ
Value Line

OTHER
Astec Consulting Group, Inc.
Investment Company Institute

Appendix-1

Item 23.     Exhibits

(a)

(1) Certificate of Trust, dated August 29, 2007, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(2) Form of Declaration of Trust, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(b)	Form of By-Laws, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(c)	Not applicable.

(d)

(1) Form of Investment Advisory Contract between Registrant and Federated Investment Management Company, dated March 1, 2008, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(2) Subadvisory Contract filed herewith.

(e)

Form of Exclusive Placement Agent Agreement of Federated Project and Trade Finance Core Fund, dated March 1, 2008, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(f)	Not applicable.

(g)

Conformed copy of Custodian Contract between Registrant and State Street Bank and Trust Company and Federated Services Company, dated December 1, 1993, as amended, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(h)

(1) Conformed copy of Financial Administration and Accounting Services Agreement, dated January 1, 2007, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(2) Conformed copy of Transfer Agency and Service Agreement between Registrant and State Street Bank and Trust Company, dated July 1, 2004, as amended, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(3) Conformed copy of Agreement for Administrative Services between Registrant and Federated Administrative Services, dated November 1, 2003, as amended, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(i)	Not Applicable.

(j)	Not Applicable.

(k)	Not Applicable.

(l)	Initial Subscription Agreement filed herewith.

(m)	Not Applicable.

(n)	Not Applicable.

(o)

Conformed copy of Power of Attorney of Registrant, dated February 14, 2008, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(p)

(1) Code of Ethics for Access Persons – Federated Investors, Inc., dated January 1, 2005, as revised, incorporated by reference to an exhibit filed with a Registration Statement on Form N-1A, as filed with the SEC on July 22, 2008 (Accession No. 0000898432-08-000691).

(2) Code of Ethics for GML filed herewith.

Item 24 Persons Controlled by or Under Common Control with the Fund:
None

Item 25 Indemnification

Indemnification is provided to Officers and Trustees of the Registrant pursuant to Article V of Registrant's Declaration of Trust. The Investment Advisory Contract between the Registrant and Federated Investment Management Corp. ("Adviser") provides that, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under the Investment Advisory Contract on the part of Adviser, Adviser shall not be liable to the Registrant or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security. Registrant's Trustees and Officers are covered by an Investment Trust Errors and Omissions Policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, Officers, and controlling persons of the Registrant by the Registrant pursuant to the Declaration of Trust or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by Trustees), Officers, or controlling persons of the Registrant in connection with the successful defense of any act, suit, or proceeding) is asserted by such Trustees, Officers, or controlling persons in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

Insofar as indemnification for liabilities may be permitted pursuant to Section 17 of the Investment Company Act of 1940 for Trustees, Officers, and controlling persons of the Registrant by the Registrant pursuant to the Declaration of Trust or otherwise, the Registrant is aware of the position of the Securities and Exchange Commission as set forth in Investment Company Act Release No. IC-11330. Therefore, the Registrant undertakes that in addition to complying with the applicable provisions of the Declaration of Trust or otherwise, in the absence of a final decision on the merits by a court or other body before which the proceeding was brought, that an indemnification payment will not be made unless in the absence of such a decision, a reasonable determination based upon factual review has been made (i) by a majority vote of a quorum of non-party Trustees who are not interested persons of the Registrant or (ii) by independent legal counsel in a written opinion that the indemnitee was not liable for an act of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties. The Registrant further undertakes that advancement of expenses incurred in the defense of a proceeding (upon undertaking for repayment unless it is ultimately determined that indemnification is appropriate) against an Officer, Trustee, or controlling person of the Registrant will not be made absent the fulfillment of at least one of the following conditions: (i) the indemnitee provides security for his undertaking; (ii) the Registrant is insured against losses arising by reason of any lawful advances; or (iii) a majority of a quorum of disinterested non-party Trustees or independent legal counsel in a written opinion makes a factual determination that there is reason to believe the indemnitee will be entitled to indemnification.

Item 26 Business and Other Connections of Investment Adviser:

For a description of the other business of the Investment Adviser, see the section entitled “Management Organization and Capital Structure” in Part A. The affiliations with the Registrant of one of the Trustees and one of the Officers of the Investment Adviser are included in Part B of this Registration Statement under "Who Manages and Provides Services to the Fund?" The remaining Trustees of the Investment Adviser and, in parentheses, their principal occupations are: Thomas R. Donahue, (Chief Financial Officer, Federated Investors, Inc.), 1001 Liberty Avenue, Pittsburgh, PA, 15222-3779, John B. Fisher, (Vice Chairman, Federated Investors, Inc.) 1001 Liberty Avenue, Pittsburgh, PA, 15222-3779 and Mark D. Olson (a principal of the firm, Mark D. Olson & Company, L.L.C. and Partner, Wilson, Halbrook & Bayard, P.A.), 800 Delaware Avenue, P.O. Box 2305, Wilmington, DE 19899-2305. The business address of each of the Officers of the Investment Adviser is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779. These individuals are also officers of a majority of the Investment Advisers to the investment companies in the Federated Fund Complex described in Part B of this Registration Statement.

The remaining Officers of the Investment Adviser are:

President/Chief Executive Officer:	John B. Fisher
Vice Chairman:	William D. Dawson, III
Senior Vice Presidents:

Todd Abraham

J. Scott Albrecht

Joseph M. Balestrino

Randall S. Bauer

Jonathan C. Conley

Deborah A. Cunningham

Mark E. Durbiano

Donald T. Ellenberger

Susan R. Hill

Robert M. Kowit

Jeffrey A. Kozemchak

Mary Jo Ochson

Robert J. Ostrowski

Ihab Salib

Paige Wilhelm

Vice Presidents:

G. Andrew Bonnewell
Hanan Callas
Jerome Conner
James R. Crea, Jr.
Karol Crummie
Lee R. Cunningham, II
B. Anthony Delserone, Jr.
William Ehling
Eamonn G. Folan
Richard J. Gallo
John T. Gentry
Kathryn P. Glass
Patricia L. Heagy
William R. Jamison
Nathan H. Kehm
John C. Kerber
J. Andrew Kirschler
Tracey Lusk
Marian R. Marinack
Natalie F. Metz

Thomas J. Mitchell
Joseph M. Natoli
Bob Nolte
Mary Kay Pavuk
Jeffrey A. Petro
John Polinski
Rae Ann Rice
Brian Ruffner
Roberto Sanchez-Dahl, Sr.
John Sidawi
Michael W. Sirianni, Jr.
Christopher Smith
Kyle Stewart
Mary Ellen Tesla
Timothy G. Trebilcock
Paolo H. Valle
Stephen J. Wagner
Mark Weiss
George B. Wright

Assistant Vice Presidents:	Jason DeVito Timothy Gannon James Grant Ann Kruczek Christopher McGinley Ann Manley Keith Michaud Karl Mocharko Joseph Mycka Nick Navari Gene Neavin Liam O’Connell Amy Tetlow
Secretary:	G. Andrew Bonnewell
Treasurer:	Thomas R. Donahue
Assistant Treasurer:	Denis McAuley, III

Item 27 Principal Underwriters:
(a)	Federated Securities Corp., the Distributor for shares of the Registrant, acts as principal underwriter for the following open-end investment companies, including the Registrant:
Cash Trust Series, Inc.
Cash Trust Series II
Federated Adjustable Rate Securities Fund
Federated American Leaders Fund, Inc.
Federated Core Trust
Federated Core Trust II, L.P.
Federated Core Trust III
Federated Equity Funds
Federated Equity Income Fund, Inc.
Federated Fixed Income Securities, Inc.
Federated GNMA Trust
Federated Government Income Securities, Inc.
Federated High Income Bond Fund, Inc.
Federated High Yield Trust

Federated Income Securities Trust
Federated Income Trust
Federated Index Trust
Federated Institutional Trust
Federated Insurance Series
Federated Intermediate Government Fund, Inc.
Federated International Series, Inc.
Federated Investment Series Funds, Inc.
Federated Managed Allocation Portfolios
Federated Managed Pool Series
Federated MDT Series
Federated Municipal Securities Fund, Inc.
Federated Municipal Securities Income Trust
Federated Premier Intermediate Municipal Income Fund
Federated Premier Municipal Income Fund
Federated Short-Term Municipal Trust
Federated Stock and Bond Fund, Inc.
Federated Stock Trust
Federated Total Return Government Bond Fund
Federated Total Return Series, Inc.
Federated U.S. Government Bond Fund
Federated U.S. Government Securities Fund: 1-3 Years
Federated U.S. Government Securities Fund: 2-5 Years
Federated World Investment Series, Inc.
Intermediate Municipal Trust
Edward Jones Money Market Fund
Money Market Obligations Trust

(b)	The business address of each of the Officers of Federated Securities Corp. is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779.

(1) Positions and Offices With Distributor	(2) Name	(3) Positions and Offices With Registrant
Chairman:	Richard B. Fisher	Vice President
Executive Vice Vice President, Assistant Secretary and Director:	Thomas R. Donahue
President and Director:	Thomas E. Territ
Vice President and Director:	Peter J. Germain
Treasurer and Director:	Denis McAuley III
Senior Vice Presidents:	Michael Bappert Marc Benacci Richard W. Boyd Bryan Burke Charles L. Davis, Jr. Laura M. Deger Peter W. Eisenbrandt

Theodore Fadool, Jr.
Bruce Hastings
James M. Heaton
Harry J. Kennedy
Michael Koenig
Anne H. Kruczek
Amy Michaliszyn
Richard C. Mihm
Keith Nixon
Rich Paulson
Solon A. Person, IV
Chris Prado
Brian S. Ronayne
Colin B. Starks
F. Andrew Thinnes
Robert F. Tousignant
William C. Tustin
Paul Uhlman

Vice Presidents:

Irving Anderson
Dan Berry
John B. Bohnet
Edward R. Bozek
Edwin J. Brooks, III
Jane E. Broeren-Lambesis
Daniel Brown
Mark Carroll
Dan Casey
Scott Charlton
Steven R. Cohen
James Conely
Kevin J. Crenny
G. Michael Cullen
Beth C. Dell
Ron Dorman
Donald C. Edwards
Timothy Franklin
Jamie Getz
Scott Gundersen
Peter Gustini
Dayna C. Haferkamp
Raymond J. Hanley
Vincent L. Harper, Jr.
Jeffrey S. Jones
Ed Koontz
Christopher A. Layton
Michael H. Liss
Michael R. Manning
Michael Marcin
Martin J. McCaffrey
Mary A. McCaffrey
Joseph McGinley
Vincent T. Morrow
Doris T. Muller
Alec H. Neilly
Rebecca Nelson

John A. O’Neill
James E. Ostrowski
Stephen Otto
Mark Patsy
Robert F. Phillips
Josh Rasmussen
Richard A. Recker
Ronald Reich
Christopher Renwick
Diane M. Robinson
Timothy A. Rosewicz
Thomas S. Schinabeck
Edward J. Segura
Peter Siconolfi
Edward L. Smith
John A. Staley
Jack L. Streich
Mark Strubel
Michael Vahl
David Wasik
G. Walter Whalen
Stephen White
Lewis Williams
Edward J. Wojnarowski
Michael P. Wolff
Erik Zettlemayer
Paul Zuber

Assistant Vice Presidents:	Robert W. Bauman Chris Jackson William Rose
Secretary:	C. Todd Gibson
Assistant Treasurer:	Lori A. Hensler Richard A. Novak
(c)	Not applicable

Item 28. Location of Accounts and Records:

All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 through 31a-3 promulgated thereunder are maintained at one of the following locations:

Federated Core Trust III (“Registrant”)

K&L Gates LLP
State Street Financial Center
1 Lincoln Street
Boston, MA 02111-2950

(Notices should be sent to the Agent for Service at above address)

Federated Investors Funds 5800 Corporate Drive Pittsburgh, PA 15237

Federated Administrative Services (“Administrator”)	Federated Investors Tower 1001 Liberty Avenue Pittsburgh, PA 15222-3779
Federated Investment Management Company (“Adviser”)	Federated Investors Tower 1001 Liberty Avenue Pittsburgh, PA 15222-3779
GML Capital LLP (“Sub-Adviser”)	Federated Investors Tower 1001 Liberty Avenue Pittsburgh, PA 15222-3779
State Street Bank and Trust Company (“Transfer Agent, Dividend Disbursing Agent” and “Custodian”)	P.O. Box 8600 Boston, MA 02266-8600

Item 29. Management Services: Not applicable.

Item 30. Undertakings:
Registrant hereby undertakes to comply with the provisions of Section 16(c) of the 1940 Act with respect to the removal of Trustees and the calling of special shareholder meetings by shareholders.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Federated Core Trust III, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Pittsburgh and Commonwealth of Pennsylvania, on the 4th day of August, 2009.

FEDERATED CORE TRUST III
BY: /s/ C. Todd Gibson
C. Todd Gibson, Assistant Secretary

INDEX TO EXHIBITS

(d)(2)     Subadvisory Contract

(l)           Initial Subscription Agreement

(p)(2)     Code of Ethics for GML